Exhibit 4.22

Execution Copy

CONFIDENTIAL

Share Purchase Agreement

by and among

Nicholas Paul Pannaman,

Simon Paul Kay,

Matthew James Bowman

and

RRsat Global Communications Network Ltd.

Dated:  3 September 2013

TABLE OF CONTENTS

Page

CLAUSE 1	Definitions	3

CLAUSE 2	Intentionally Omitted	9

CLAUSE 3	Agreement for Sale	9

CLAUSE 4	Purchase Price	10

CLAUSE 5	Payments	10

CLAUSE 6	Escrow Provisions	11

CLAUSE 7	Working Capital Adjustment	12

CLAUSE 8	Completion	13

CLAUSE 9	Indebtedness	13

CLAUSE 10	Warranties	14

CLAUSE 11	Taxation	15

CLAUSE 12	Non-Competition and Non-Solicitation	15

CLAUSE 13	Indemnity	17

CLAUSE 14	Further Assurances	18

CLAUSE 15	Assignment	18

CLAUSE 16	Public Announcements	19

CLAUSE 17	Confidentiality	19

CLAUSE 18	Expenses	19

CLAUSE 19	Miscellaneous	20

SCHEDULES

This SHARE PURCHASE AGREEMENT is made on 3 September 2013, by and among NICHOLAS PAUL PANNAMAN, SIMON PAUL KAY and MATTHEW JAMES BOWMAN (together “Sellers” and each a “Seller”), and RRSAT GLOBAL COMMUNICATIONS NETWORK LTD., a public company limited by shares and organised under the laws of the State of Israel (No. 510896293) whose principal executive offices are at RRsat Building, Hanegev Street, Airport City 70100, Israel (“Buyer”).

RECITALS

WHEREAS, TVP Group Ltd. is a private company limited by shares and organised under the laws of England and Wales under number 04596049, whose principal executive offices are at 66 Chiltern Street, London W1U 4JT (the “Company”).  Further details about the Company are set out in schedule 2;

WHEREAS, the Buyer wishes to buy all of the issued share capital of the Company;

WHEREAS, each Seller holds the number of Sellers’ Shares set out against that Seller’s name in schedule 1, and wishes to sell them to Buyer, and the Buyer wishes to buy those Sellers’ Shares, on the terms of this Agreement;

WHEREAS, the Sellers’ Shares together represent all of the shares of all classes of the Company in issue on the Completion Date; and

WHEREAS, at Completion, the Buyer shall acquire the Sellers’ Shares.

NOW, THEREFORE, IT IS AGREED as follows:

1.	DEFINITIONS

1.1.	In this Agreement, unless a contrary intention is expressly stated, the following definitions shall apply:

1.1.1.	“Accounting Firm” has the meaning given in clause 7.1;

1.1.2.
“Accounts” means the annual accounts (within the meaning of section 471(1) of the Companies Act) of the Company for the three financial years ended on the Accounts Date, together with the notes, directors’ and auditors’ reports and all other statements incorporated in or annexed to them;

1.1.3.	“Accounts Date” means 31 March 2013;

1.1.4.
“Adjustment Payment Date” means the date the Final Completion Statement is either agreed by the Buyer and the Sellers or determined by the Accounting Firm, all pursuant to the provisions of clause 7.1;

1.1.5.	“Articles” means the articles of association of the Company as in effect on the Completion Date;

1.1.6.	“Associate” means in relation to any person, a person who is connected with that person within the meaning of sections 1122 and 1123 of the Corporation Tax Act 2010;

1.1.7.	“Assurance” means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

1.1.8.	“Business Day” means a day on which banks are open for business in both London, other than Saturday or Sunday, and on which banks are open for business in Tel Aviv, Israel;

1.1.9.
“Buyer’s Group” means the Buyer, any ultimate parent undertaking of the Buyer for the time being and all direct and indirect subsidiary undertakings for the time being of any such parent undertaking or, in the absence of any such parent undertaking, the Buyer (including, for the avoidance of doubt for any period following Completion, the Group Companies);

1.1.10.	“Buyer’s Statement” has the meaning given in section 2.2 of part 1 of schedule 6;

1.1.11.	“Cash Balance” has the meaning set out in schedule 9;

1.1.12.	“Claim” and “Substantiated Claim” have the meanings set out respectively in schedule 8;

1.1.13.	“Companies Act” means the Companies Act 2006, as amended;

1.1.14.	“Company” means TVP Group Ltd., a private company limited by shares incorporated in England and Wales with registered number 04596049;

1.1.15.	“Completion” means completion of the sale and purchase of the Sellers’ Shares in accordance with this Agreement;

1.1.16.	“Completion Date” means the date on which Completion takes place;

1.1.17.
“Completion Working Capital” means the aggregate amount of those current assets of the Company and the Subsidiaries as at 31 August 2013 less the aggregate amount of those current liabilities of the Company and the Subsidiaries as at 31 August 2013, in each case, that would be required to be set forth as such on the face of a consolidated balance sheet of the Company and the Subsidiaries as at 31 August 2013 prepared in accordance with UK GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Accounts), calculated solely by reference to the items contained in the form of the Completion Statement set forth in schedule 9;

1.1.18.	“Deferred Escrow Amount” means the sum of US$317,329;

1.1.19.
“Deferred Escrow Release Date” means the earlier of (i) the date (A) the Sellers provide the Buyer and the Escrow Agent with confirmation from the Tax Authority (to the reasonable satisfaction of the Buyer) of the valuation agreed by the Tax Authority for the 1,312 Ordinary Shares underlying the MJB Options taking into account the sale of the Sellers’ Shares to the Buyer under the terms of this Agreement, and (B) the Taxes agreed between the Buyer and the Sellers of the tax due under the indemnity referred to in clause 13.1.1 as a result of such valuation; and (ii) the seventh anniversary of the Completion Date;

1.1.20.	“Deferred Payment” has the meaning set out in Schedule 6:

1.1.21.
“Disclosure Letter” means (i) the disclosure letter from the Sellers to the Buyer, dated the Completion Date and delivered immediately before the execution of this Agreement, and (ii) the bundle of documents attached to the Disclosure Letter (the “Bundle”), which is an integral part of the Disclosure Letter and is deemed part of the Disclosure Letter for all purposes;

1.1.22.	“Dispute Notice” has the meaning given in section 2.3 of part 1 of schedule 6;

1.1.23.	“Employment Agreement” means the employment agreement to be entered into between JCA and each of the Sellers on or prior to the Completion Date, in the form set out in schedule 7;

1.1.24.
“Encumbrance” means a mortgage, charge, pledge, option, restriction, right of first refusal, right of pre-emption or other third party right, interest or claim of any kind, or any other encumbrance or security interest of any kind (including, without limitation, any liability imposed or right conferred by or under any legislation) or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

1.1.25.	“Escrow Accounts” mean the following Lyndales' Client Accounts designated as follows:

1.1.25.1.
“Lyndales Client Account:- re. RRsat Global Communications Network Limited and N P Pannaman and Others Escrow Account” – Barclays Bank Plc, 93 Baker Street, London W1; Sort code 20-06-05; Account number 58697744; IBAN  GB71 BARC 2006  0558  6977 44; SWIFT BARCGB22 (the “Tax Escrow Account”) or such other equivalent UK£ account as Lyndales shall advise the Buyer; and

1.1.25.2.
“Lyndales Client Account:- re. RRsat Global Communications Network Limited and N P Pannaman and Others Escrow Account” – Barclays Bank Plc, 93 Baker Street, London W1; Sort code 20-06-05; Account number 03368904 (the “Working Capital Escrow Account”);

1.1.26.	“Escrow Agent” means Lyndales;

1.1.27.
“Escrow Instruction Letter” means the letter in the form set out in schedule 10 to be sent by the Buyer and Sellers to the Escrow Agent in respect of the Initial Option Tax Escrow Sum on the Initial Option Tax Escrow Release Date and the Deferred Escrow Amount on the Deferred Escrow Release Date;

1.1.28.	“Final Completion Statement” has the meaning given in clause 7.1;

1.1.29.	“Group Companies” means the Company and each of the Subsidiaries, and a reference to a “Group Company” is a reference to any one of them;

1.1.30.
“Initial Option Tax Escrow Release Date” means the earlier of (i) the date (A) the Sellers provide the Buyer and the Escrow Agent with confirmation from the Tax Authority (to the reasonable satisfaction of the Buyer) of  the valuation agreed by the Tax Authority for the 1,312 Ordinary Shares underlying the MJB Options taking into account the sale of the Sellers’ Shares to the Buyer under the terms of this Agreement, and (B) the Taxes agreed between the Buyer and the Sellers due under the indemnity referred to in clause 13.1.1 as a result of such valuation; and (ii) the seventh anniversary of the Completion Date;

1.1.31.	“Initial Option Tax Escrow Sum” means the sum of US$633,423;

1.1.32.	“Initial Payment” means US$9.0 million, subject to adjustment in accordance with clause 7 and schedule 9;

1.1.33.	“Initial Working Capital Escrow First Release Date” means the date which is three months from the Completion Date;

1.1.34.	“Initial Working Capital Escrow Second Release Date” means the date which is six months from the Completion Date;

1.1.35.	“Initial Working Capital Escrow Sum” means the sum of £200,000;

1.1.36.
“Indemnified Persons” means (a) all members of the Buyer’s Group, (b) all Associates of all members of the Buyer’s Group, (c) all of the foregoing's respective directors, officers, employees and duly authorised agents and (d) any permitted successors or assignees of any member of the Buyer’s Group, each of whom is an “Indemnified Person” for the purposes of this Agreement;

1.1.37.	“Indemnity” means the indemnity given to each Indemnified Person pursuant to clause 13.1.

1.1.38.	“Indemnity Claim” has the meanings set out in clause 13.1;

1.1.39.	“Intervening Event” has the meaning set out in Schedule 6;

1.1.40.	“JCA” means JCA TV Limited, one of the Subsidiaries;

1.1.41.	“Key Employees” means Nicholas Paul Pannaman, Simon Paul Kay, Matthew James Bowman, Debbie Healy, Patrick Key, Jim Duncan and Timothy Hart;

1.1.42.	“Lease” means the lease referred to in section 25 of the Bundle;

1.1.43.	“Losses” means in relation to any matter, all liabilities, losses, damages, claims, costs, charges, fees and expenses relating to that matter (including reasonable legal fees and expenses);

1.1.44.	“Lyndales” means Lyndales LLP, a firm of Solicitors of Lynton House, 7-12 Tavistock Square, London WC1H 9LT;

1.1.45.
“Management Accounts” means the separate unaudited accounts of the Company and JCA, comprising a balance sheet as at the Management Accounts Date and a profit and loss account for the period which began on 1 April 2013 and ended on the Management Accounts Date;

1.1.46.	“Management Accounts Date” means 30 June 2013;

1.1.47.	“MJB” means Matthew James Bowman;

1.1.48.	“MJB Options” means the options to purchase 1,312 Ordinary Shares of the Company, referred to in section 2 of the Disclosure Letter;

1.1.49.	“Ordinary Shares” means the ordinary shares of £1.00 each in the capital of the Company;

1.1.50.	“Points” has the meaning given in the UK Market Business Plan;

1.1.51.	“Purchase Price” has the meaning given to that term in clause 4.1;

1.1.52.	“Principal Founders” means Nicholas Paul Pannaman and Simon Paul Kay;

1.1.53.	“Pro Rata Share” means the percentage set out opposite the name of each Seller in schedule 1;

1.1.54.	“Property” means the leasehold property demised by the Lease;

1.1.55.	“Relief” has the meaning given in part 1 of schedule 5;

1.1.56.
“Review Period” means the period commencing on the Completion Date and ending 30 September 2016; provided, however, that the Sellers may extend the Review Period for an additional three month period if the Target Score is less than One Hundred (100) Points on 30 September 2016;

1.1.57.	“RRsat Shares” means ordinary shares, par value NIS 0.01 per share, of RRsat Global Communications Network Ltd.;

1.1.58.	“Sellers Completion Statement” has the meaning given in clause 7.1;

1.1.59.	“Sellers’ Shares” means all the Ordinary Shares held by the Sellers, as set out against the Sellers’ names in schedule 1, which constitutes the entire issued share capital of the Company;

1.1.60.	“Shares” means the entire issued share capital of the Company on the Completion Date, comprising of 11,312 Ordinary Shares;

1.1.61.	“Subsidiaries” means those subsidiary undertakings of the Company of which details are set out in schedule 2, and a reference to a “Subsidiary” is a reference to any one of them;

1.1.62.	“Target Score” means the aggregate number of Points achieved during the Review Period;

1.1.63.	“Tax” or “Taxation” has the meaning given in part 1 of schedule 5;

1.1.64.	“Tax Authority” has the meaning given in part 1 of schedule 5;

1.1.65.	“Tax Covenant” means the tax covenants given in favour of the Buyer set out in part 3 of schedule 5;

1.1.66.	“Tax Warranties” means the warranties of the Sellers relating to Tax given pursuant to clause 10.1 and set out in part 2 of schedule 5;

1.1.67.	“US$” means United States dollars, being the lawful currency from time to time of the United States of America;

1.1.68.	“UK£” means United Kingdom pounds sterling, being the lawful currency from time to time of the United Kingdom;

1.1.69.	“UK GAAP” means compliance with UK company law, UK accounting standards and best practice;

1.1.70.	“UK Market Business Plan” means the “RRsat Business Plan for the UK Market Combined with JCA Business” included in part 2 of schedule 6; and

1.1.71.
“Warranties” means the warranties of the Sellers given pursuant to clause 10.1, as set out in schedules 4 and 5 (including the Tax Warranties), and a reference to a “Warranty” shall be construed accordingly.

1.2.	In this Agreement:

1.2.1.	words in the singular include the plural and vice versa and words in one gender include any other gender;

1.2.2.
a reference to a statute or statutory provision includes (i) any subordinate legislation made under it; (ii) any repealed statute or statutory provision which it re-enacts (with or without modification); and (iii) any statute, statutory provision or subordinate legislation which modifies, consolidates, re-enacts or supersedes it, except to the extent that such subordinate legislation, re-enactment, statute or statutory provision comes into force after the date of this Agreement and would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

1.2.3.
any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that party is able to exercise (directly or indirectly) in order to secure performance of that undertaking;

1.3.	In this Agreement, a reference to:

1.3.1.	any “party” means any party to this Agreement as set out at the head of page 1 (and “parties” means all of the parties to this Agreement) and includes its permitted assigns;

1.3.2.
a “person” includes any individual, firm, corporation, body corporate, association or partnership, trust, unincorporated organisation, employee representative body, government or state or agency or department thereof, executors administrators or successors in title (whether or not having a separate legal personality);

1.3.3.	"financial year" shall be construed in accordance with section 390 Companies Act;

1.3.4.
"parent undertaking" and "subsidiary undertaking" shall have the respective meanings given by section 1162 Companies Act save that for the purposes of this Agreement, an undertaking shall include (without limitation) a limited liability partnership and an undertaking shall be treated as a member of another undertaking if any of the shares in that other undertaking are registered in the name of another person (or its nominee) as security (or in connection with the taking of security) from the first undertaking or any of that first undertaking's subsidiary undertakings;

1.3.5.
clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

1.3.6.	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

1.3.7.	an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding;

1.3.8.	an individual includes a reference to his personal representatives, on whom this Agreement shall be binding;

1.3.9.
any document being “in the agreed form” means a document in a form agreed by the parties before the Completion Date and either entered into on the Completion Date by the relevant parties or initialed on their behalf, in the latter case with such amendments as the Buyer and the Sellers may subsequently agree; and

1.3.10.
general words shall not be given a restrictive meaning (i) if they are introduced by the word "other" or "including" or similar words by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or (ii) by reason of the fact that they are followed by particular examples intended to be embraced by those general words.

1.4.
In this Agreement, the clause, schedule and paragraph headings are included for convenience only and shall not affect the interpretation of this Agreement.  The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules and recitals.

2.	INTENTIONNALY OMITTED

3.	AGREEMENT FOR SALE

3.1.	Subject to the terms of this Agreement, each Seller shall sell, and the Buyer shall buy, those Sellers’ Shares set against that Seller’s name in schedule 1.

3.2.
Each Seller shall sell the Sellers’ Shares to be sold by that Seller pursuant to clause 3.1 free from all Encumbrances and together with all rights attaching to them at Completion, including the rights to receive all dividends and other distributions declared, made or paid at or after Completion.

3.3.	Each Seller:

3.3.1.	covenants that he has the right to sell the Sellers’ Shares set against that Seller’s name in schedule 1 on the terms of this Agreement; and

3.3.2.
irrevocably and unconditionally waives all rights of first offer/refusal, and/or pre-emption over any of the Sellers’ Shares, whether conferred by the articles of association of the Company, agreement, by law or in any other way.

3.4.	Each of the Sellers consents to the transfer of the Sellers’ Shares to the Buyer on the terms of this Agreement and to the transfer of all other shares in the capital of the Company to the Buyer.

4.	PURCHASE PRICE

4.1.
The aggregate purchase price for the Sellers’ Shares shall be (i) the Initial Payment plus (ii) the Cash Balance (as adjusted pursuant to clause 7 and schedule 9) plus (iii) the Deferred Payment (if any) (the “Purchase Price”).

4.2.
The Initial Payment less the Initial Option Tax Escrow Sum shall be satisfied on Completion in cash and shall be apportioned between the Sellers in accordance with each Seller’s Pro Rata Share and shall be paid in cash to the following account:

Lyndales client account

Barclays Bank Plc
Knightsbridge Business Centre
PO Box 32014
London NW1 2ZG

Sort code: 20-06-05
Client account number: 62162044

IBAN: GB04 BARC 2006 0562 1620 44
SWIFT: BARCGB22

4.3.
On Completion, the Buyer shall pay the Initial Option Tax Escrow Sum in cash to the Tax Escrow Account in the name of the Escrow Agent.  Upon receipt of the funds, the Escrow Agent shall convert the Initial Option Tax Escrow Sum from US$ into UK£ and notify the Buyer of the new account number of the Capital Escrow Account.

4.4.	On or prior to Completion, the Buyer will procure that the Company pay the Initial Working Capital Escrow Sum in cash to the Working Capital Escrow Account in the name of the Escrow Agent.

4.5.
On the Adjustment Payment Date, the Buyer will procure that the Company pay the Cash Balance (determined in accordance with schedule 9) to the Sellers to the accounts specified in schedule 1, which shall be apportioned between the Sellers in accordance with each Seller’s Pro Rata Share.

4.6.
The Deferred Payment (less the Deferred Escrow Amount), if and to the extent payable pursuant to schedule 6, shall be paid and satisfied in cash within 60 days after 30 September 2016 (or within 60 days after 31 December 2016 in the event the Review Period is extended by the Sellers in accordance with the terms set forth in part 1 of schedule 6) (the “Deferred Payment Date”) and shall be apportioned between the Sellers in accordance with each Seller’s Pro Rata Share; provided, however, that any Deferred Payment due shall be decreased by (i) any amount the Sellers are required to pay to any Indemnified Person under the Indemnity, which amount was not satisfied in full prior to the payment date of the Deferred Payment and (ii) any amount for which any Indemnified Person has delivered proper notice to the Sellers seeking Indemnity pursuant to the terms of this Agreement, and such matter has not been finally determined prior to the payment date of the Deferred Payment in which case such proportion of the Deferred Payment shall be placed in an escrow account to be established on the same terms as the Escrow Accounts set up in this Agreement or as the parties shall reasonably determine otherwise.

4.7.	On the Deferred Payment Date, the Deferred Escrow Amount shall be paid to the Escrow Agent.

5.	PAYMENTS

5.1.
Other than the payment of the Cash Balance in UK£ (if any), payments to be made to the Sellers under this Agreement shall be made in US$ by telegraphic transfer of immediately available funds to the accounts of the Sellers specified in schedule 1 or to any other account of which the Sellers give the Buyer at least three Business Days’ notice from time to time. The Buyer shall be entitled to deduct and withhold from payment of the Purchase Price, such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable U.K. Tax law.  To the extent that amounts are so withheld by Buyer, such withheld amounts shall be remitted to the applicable governmental entity in accordance with applicable legal requirements.

5.2.	Each payment to be made by the Sellers under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

5.3.	In the event that:

5.3.1.
any deduction or withholding is required by law to be made from any sum payable by the Sellers to the Buyer under this Agreement, the Sellers shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

5.3.2.
any sum paid or payable to the Buyer under this Agreement ("original sum") is or will be chargeable to Tax, the Sellers shall be obliged to pay on demand such additional sum to the Buyer as will ensure that, after payment of the Tax, the Buyer is left with an amount equal to the original sum, and for these purposes a sum shall be regarded as chargeable to Tax in circumstances where it would have been chargeable to Tax but for some Relief available to the Buyer.

6.	ESCROW PROVISIONS

6.1.
If during the period from the Adjustment Payment Date and the Initial Working Capital Escrow Second Release Date the Group Companies do not have (on a consolidated basis) sufficient cash to operate the Group Companies (on a consolidated basis) (other than for the purpose of funding expenses resulting solely from the any of the Group Companies being a subsidiary of the Buyer (such as entertainment, client parties, travel to Tel Aviv and PR and marketing costs in each case relating to any of the Group Companies being a subsidiary of the Buyer), the Escrow Agent shall, if requested in writing by the Sellers (with copy of the notice to the Buyer), pay to the Company or JCA from the Initial Working Capital Escrow Sum, any amount requested by the Sellers, such amount not to exceed the balance of the Working Capital Escrow Account at such time.

6.2.
If on the Working Capital Escrow First Release Date the balance of the Working Capital Escrow Account exceeds UK£100,000, the Escrow Agent shall pay on the Working Capital Escrow First Release Date to the Sellers all monies in excess of UK£100,000 in the Working Capital Escrow Account on that date, such sum being apportioned between the Sellers in accordance with each Seller’s Pro Rata Share.

6.3.
On the Working Capital Escrow Second Release Date, the Escrow Agent shall pay to the Sellers the balance (if any) of the Working Capital Escrow Account on such date, such sum being apportioned between the Sellers in accordance with each Seller’s Pro Rata Share.

6.4.
On the Initial Option Tax Escrow Release Date, the Escrow Agent shall pay the balance of the Initial Option Tax Escrow Sum (subject to any deduction as set forth in the proviso below) to the Sellers in cash, such balance being apportioned between the Sellers in accordance with each Seller’s Pro Rata Share; provided, however, that the Initial Option Tax Escrow Amount due shall be decreased by any amount (A) the Sellers paid to any Indemnified Person under the Indemnity out of the Initial Option Tax Escrow Amount prior to the Initial Escrow Release Date, or (B) monies paid with respect to the Initial Option Tax and/or related interest, penalties and similar payments out of the Initial Escrow Amount, or (C) required to be paid to any Indemnified Person under the Indemnity, which amount was not satisfied in full prior to the Initial Escrow Release Date, or (D) any amount for which any Indemnified Person has delivered proper notice to the Sellers seeking Indemnity pursuant to the terms of this Agreement, and such matter has not been finally determined prior to the Initial Option Tax Escrow Release Date.

6.5.
On the Deferred Escrow Release Date, the Escrow Agent shall pay the Deferred Escrow Amount (subject to any deduction as set forth in the proviso below) to the Sellers in cash, which shall be apportioned between the Sellers in accordance with each Seller’s Pro Rata Share; provided, however, that the Deferred Escrow Amount due shall be decreased by (i) any amount (A) the Sellers paid to any Indemnified Person out of the Deferred Escrow Amount under the Indemnity prior to the Deferred Escrow Release Date, or (B) monies paid with respect to the Deferred Option Tax and/or related interest, penalties and similar payments out of the Deferred Escrow Amount, or (C) required to be paid to any Indemnified Person under the Indemnity, which amount was not satisfied in full prior to the Deferred Escrow Release Date, or (iv) any amount for which any Indemnified Person has delivered proper notice to the Sellers seeking Indemnity pursuant to the terms of this Agreement, and such matter has not been finally determined prior to the Deferred Escrow Release Date.

6.6.	By signing the Agreement, the Escrow Agent agrees to comply with all terms relating to the Escrow Agent as specified in this Clause 6 and elsewhere in the Agreement.

7.	WORKING CAPITAL ADJUSTMENT

7.1.
Within forty-two calendar days after the Completion Date, the Sellers shall prepare in good faith and submit to the Buyer a statement (the “Sellers Completion Statement”) in accordance with schedule 9.  The Sellers Completion Statement shall describe and itemize in the detail set out in Schedule 9 (and provide the underlying data necessary to review such statement) the components that make up the amounts listed in schedule 9.  Following the receipt of the Sellers Completion Statement, the Buyer shall, within fifteen calendar days after receipt of the Sellers Completion Statement, validate the amounts listed in such Sellers Completion Statement, and if the Buyer does not agree with any such amounts, the Buyer and the Sellers shall negotiate in good faith and agree on the respective amounts and values listed in the Sellers Completion Statement (the statement listing the agreed upon amounts is referred to as the “Final Completion Statement”).  If the parties are not able to agree on the Final Completion Statement within 30 calendar days of the Buyer receiving the Sellers Completion Statement, (the balance of any undisputed sum being promptly released to the Sellers) any disagreement will be presented to a nationally recognized independent accounting firm chosen jointly by the Buyer and the Sellers (the “Accounting Firm”) (or in default of agreement within five Business Days of any disagreement by the application of either party to the President of the Institute of Chartered Accountants to appoint an Accounting Firm), who will determine on an expedited basis with respect to such disagreement within five Business Days from the date such disagreement was presented to it in writing by the parties.  The Buyer and the Sellers shall bear all costs and expenses incurred by them in connection with such dispute, except that the fees and expenses of the Accounting Firm hereunder shall be borne by the Buyer and the Sellers in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed items so submitted.  This dispute provision shall be specifically enforceable by the parties and the decision of the Accounting Firm in accordance with the provisions hereof shall be final and binding with respect to the matters so disputed and shall be deemed to be an arbitral award on which judgment may be entered by any court of competent jurisdiction.

8.	COMPLETION

8.1.
Completion shall take place at 9:00 a.m. on the date hereof at the offices of Lyndales, at Lynton House, 7-12 Tavistock Square, London WC1H9LT, or at such other time and place as the parties may otherwise agree in writing.

8.2.	At Completion, the Sellers shall comply with their obligations set out in parts 1 and 2 of schedule 3.

8.3.	At Completion, the Buyer shall comply with its obligations set out in part 3 of schedule 3.

8.4.
At Completion the Buyer shall (i) pay to the Sellers the sum of the Initial Purchase Price less the Initial Option Tax Escrow Sum, (ii) pay to the Escrow Agent the Initial Option Tax Escrow Sum, and (iii) procure that the Company pay the Initial Working Capital Escrow Sum to the Escrow Agent.

9.	INDEBTEDNESS

9.1.
Each Seller shall, at that Seller’s own cost, execute and deliver all documents and use all reasonable endeavours to take all other actions as the Buyer may reasonably request at any time and from time to time after Completion in order to effect the release and discharge in full (on a non-recourse basis to the Buyer and the Group Companies) of any Assurance given by any Group Company to any person in respect of any obligation or liability of that Seller or any Associate of that Seller.  Pending each such release and discharge, the Seller in question shall indemnify the Buyer on demand against all Losses incurred by the Buyer or any Group Company arising from such Assurance and the obtaining of any such release and discharge.

9.2.	Each Seller shall ensure that at or before Completion all monies owing by that Seller or any Associate of that Seller to any Group Company are paid in full, whether or not then due for payment.

9.3.
Each Seller shall ensure that at Completion there will be no amounts owing by any Group Company to that Seller or any Associate of that Seller (it being understood that it shall not affect in any way the right of the Sellers to be paid the Cash Balance in accordance with, and subject to, clause 4.5).  If on Completion there is any amount owing to a Seller or an Associate of any Seller in breach of sub-clauses 9.1 and 9.3, then without prejudice to any other remedy available to the Buyer, the Seller in question shall indemnify the Buyer on demand against the amount required to repay, release or discharge in full such amounts and any other Losses arising directly or indirectly from the breach of this clause 9.3.

10.	WARRANTIES; LIMITATION ON CLAIMS

10.1.	Each of the Principal Founders severally and jointly warrants, and MJB jointly warrants, to the Buyer in the terms of schedule 4 and part 2 of schedule 5, except as disclosed in the Disclosure Letter.

10.2.
A matter shall be regarded for the purposes of clause 10.1 as disclosed in the Disclosure Letter only to the extent that accurate information about that matter is contained in the Disclosure Letter in sufficient detail to identify the nature and scope of that matter and the Warranties to be regarded as being qualified by it. The provisions of this clause 10.2 shall prevail over any provision to the contrary in the Disclosure Letter.

10.3.	Each of the Warranties is separate and is to be construed independently of the other Warranties and any other provisions of this Agreement.

10.4.
Each of the Sellers acknowledges and agrees that the Buyer is relying on and has been induced to enter into this Agreement on the basis of the Warranties, representations, covenants, undertakings, indemnities and other statements whatsoever set forth in this Agreement.

10.5.
No matter within the actual, imputed or constructive knowledge of the Buyer or any of its agents or advisers on Completion Date (other than a matter expressly disclosed in the Disclosure Letter), and no matter notified by the Sellers to the Buyer after the Completion Date or otherwise coming within the actual, imputed or constructive knowledge of the Buyer after the Completion Date, shall be regarded as qualifying the Warranties or as being disclosed in the Disclosure Letter, so that neither the Buyer’s right to seek Indemnity or a claim for breach of any Warranty nor the quantum of any such claim made shall be affected by any such actual, imputed or constructive knowledge.  No warranty or representation is made by the Buyer, whether by executing this Agreement or otherwise, as to its (or its advisers’) knowledge of any circumstance entitling it to seek Indemnity or a claim for breach of any Warranty.

10.6.
Each Seller unconditionally and irrevocably waives any rights he may have against and undertakes not to make any claims against or pursue any action to join in as a third party or seek a contribution or indemnity from (in each case whether founded in negligence or otherwise), any Group Company, or any director, employee, officer or agent of any Group Company, on whom that Seller has or may have relied, in connection with preparing the Disclosure Letter or agreeing to any terms of this Agreement or any document to be entered into pursuant to it.

10.7.
Notwithstanding anything to the contrary, nothing shall apply to limit any liability of any Seller arising out of or in connection with any fraudulent misrepresentation by any Seller or by or on behalf of any Group Company on or prior to Completion.

10.8.
Any statement in this Agreement which refers to the awareness, knowledge or belief of any of the Sellers or analogous expression shall refer to the actual awareness of each of the Sellers but be deemed to include an additional warranty that it has been made after each of the Sellers had made due and careful enquiries of all relevant people, including but not limited to all Key Employees and all relevant employees of any Group Company and the lawyers, accountants and other professional advisors of any Group Company, into the statement in order to determine whether the statement is correct; SAVE THAT solely in respect of the Warranties given in part 8 of schedule 4 where reference to awareness, knowledge or belief of the Sellers is made, the Buyer accepts that no professional or other advisers have been consulted in respect of such Warranties no formal inspection has been made by any of the Sellers and no local authority, water authority or environmental searches have been made in connection with this Agreement and the Warranties given in part 8 of schedule 4, and that the Warranties given in part 8 of schedule 4 are only from the personal knowledge of each of the Sellers purely as owners and employees of the Company and JCA, the occupiers of the Property.

10.9.	The provisions of Schedule 8 shall limit the liability of the Sellers in relation to any Warranty Claim, subject to the terms set forth therein.

11.	TAXATION

11.1.
For the avoidance of doubt, the Disclosure Letter shall not qualify the Tax Covenant, or limit the liability of the Sellers in respect of any claim brought by the Buyer under the Tax Covenant, or in any other way affect any right which the Buyer may have to bring such a claim.

12.	NON-COMPETITION AND NON-SOLICITATION

12.1.
The Sellers acknowledge that the Buyer is buying the Sellers’ Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of each Group Company.  Accordingly, each of the Sellers agrees that he shall not (except as required in pursuance of his duties or responsibilities towards any Group Company whether under an Employment Contract or otherwise), directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant or agent or in any other capacity, for a period of two (2) years commencing on the Completion Date:

12.1.1.
carry on or be engaged, interested or concerned in, or assist any business which within any territory in which any Group Company currently trades, has traded in the six months prior to or at the Completion Date, or compete with any business carried on by any Group Company at Completion;

12.1.2.	accept or solicit business from any customer of any Group Company;

12.1.3.	induce or endeavour to induce any supplier of any Group Company to cease to supply, or to restrict or adversely to vary the terms of supply to, that business;

12.1.4.	employ or engage the services of any employee of any Group Company; or

12.1.5.	induce, or endeavour to induce, any employee of any Group Company to leave his position, whether or not that person would commit a breach of his contract by so leaving.

12.2.
Nothing in clause 12.1 shall prohibit any Seller from holding RRsat Shares or from holding any interest in any other securities listed or dealt in on any market of a stock or securities investment exchange if that Seller, and all Associates of that Seller, are together interested in securities which amount to less than 3 per cent of the issued securities of that class and which in all circumstances carry less than 3 per cent of the voting rights (if any) attaching to the issued securities of that class, and neither that Seller nor any Associate of that Seller is involved in the management of the business of the issuer of the securities or any subsidiary undertaking of that issuer except by virtue of the exercise of any voting rights attaching to the securities.

12.3.
Other than in the ordinary course of his employment with any Group Company, no Seller shall disclose or use any confidential information or trade secrets relating to any Group Company or any of its or their customers or suppliers at any time.  This clause shall not prohibit disclosure:

12.3.1.
if and to the extent required by the laws and/or regulations of any relevant jurisdiction or requested by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that in any such case, each Seller shall take all such steps as may be reasonably practicable in the circumstances to consult with the Buyer (if legally permissible and practicable) before the relevant disclosure is made and shall take into account the Buyer’s reasonable comments; or

12.3.2.	of any confidential information or trade secret which is or becomes part of the public domain without breach of this clause 12; or

12.3.3.	to the extent necessary in the fulfilment of the duties of any Seller as an employee of any Group Company after Completion but subject to the confidentiality undertakings as an employee.

12.4.
No Seller shall at any time after the Completion Date, other than in the fulfilment of the duties of that Seller as an employee of any Group Company, use in any manner in the course of any business, or permit or encourage to be so used, other than by a Group Company, any trade or business name or any mark, sign or logo used by any Group Company or any confusingly similar name, mark, sign or logo, or present himself or permit that Seller to be presented as in any way still connected with any Group Company, other than (where applicable) as an employee of any Group Company or with the express written consent of the Group Company concerned.

12.5.
Since the Sellers have confidential information and trade secrets relating to the Group Companies and a detailed awareness of the Group Companies’ customer connections, and since the Purchase Price payable for the Sellers’ Shares has been calculated on the basis that each of the Sellers would assume the obligations set out in this clause 12, the parties acknowledge that each of those obligations is reasonable as to subject matter, area and duration and is necessary to protect the Buyer’s legitimate interest in the goodwill of the Group Companies.

12.6.
Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach of clauses 12.1, 12.3, 12.4 and 12.5, it being acknowledged that an award of damages might not be an adequate remedy in the event of such a breach.

12.7.
While the restrictions in this clause 12 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any provision of this clause 12 is found by any court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the goodwill of any Group Company but would be adjudged reasonable if any part of the wording of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.

12.8.	Each of the Sellers and the Buyer acknowledges that he/it has entered into this Agreement on an arm’s length basis and that he/it has taken independent legal advice in so doing.

12.9.
Each of the obligations assumed by the Sellers in this clause 12 is separate and severable and shall be construed and be enforceable independently of the others, and is assumed without prejudice to any other obligation of any of the Sellers implied at law or in equity.

13.	INDEMNITY

13.1.
Each of the Principal Founders severally and jointly, and MJB jointly, agrees with the Buyer (for itself and on behalf of each Indemnified Person) to indemnify and keep indemnified to the fullest extent permitted by law each Indemnified Person against all claims, actions, demands, liabilities, judgments and proceedings in any jurisdiction which may be made, brought or established against any such person (together “Indemnity Claims”) and against all Losses which any Indemnified Person may suffer or incur in relation to any Indemnity Claim, sustained, based on, arising out of or resulting from:

13.1.1.
any Taxes payable or Loss suffered by any member of the Group Companies or any Indemnified Person in connection with the MJB Options, including, without limitation, the grant, exercise, issuance and/or sale of the options and/or shares underlying the options less any payments made to the Buyer or the Buyer’s Group from either the Initial Option Tax Escrow Sum or the Deferred Escrow Amount;

13.1.2.	any Taxes payable or Loss suffered by any member of the Group Companies or any Indemnified Person in connection with the Deferred Payment;

13.1.3.	any payment due in connection with the transactions contemplated by the Agreement due as a result of clauses 5 and 14 of the employment contract of Debra Healy, dated 5 January 2000;

13.1.4.
any Loss suffered by any member of the Group Companies or any Indemnified Person as a result of the non-registration of the Lease at the Land Registry, including the inability to exercise the termination option of the Lease; and

13.1.5.	any Loss suffered by any member of the Group Companies or any Indemnified Person as a result of the dismissal of James Smith.

13.2.
The Indemnity shall extend to all costs, charges and expenses (including, without limitation, all legal fees and expenses properly incurred) (together with any applicable VAT or equivalent Tax thereon) which any Indemnified Person may incur or bear in disputing any claim made against it or in establishing any claim on its part under the provisions of this clause 13 or in seeking advice as to any claim in respect of which it is entitled to be indemnified pursuant to this clause 13.

13.3.	The Buyer shall notify the Sellers of the relevant Indemnity Claim and paragraph 10 of schedule 8 to the extent applicable shall have full force and effect.

13.4.
The Sellers agree that they will not without the prior written consent of the Buyer settle, compromise or otherwise admit liability in respect of or consent to the entry of any judgment with respect to any pending or threatened Indemnity Claim in respect of which indemnification may be sought under this clause 13 unless the terms of such settlement, compromise or consent:

13.4.1.	include an unconditional release of all Indemnified Persons from all liability arising out of such Claim and the Buyer consents in writing to the terms of such settlement, compromise or consent; and

13.4.2.	do not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

13.5.
Each of the Sellers undertakes with the Buyer and the Group Companies that he shall have no right of contribution against any Group Company or Buyer's Group if any of them becomes liable under the Warranties, the Tax Covenant or the Indemnity.

13.6.	The Indemnity shall remain in full force and effect notwithstanding Completion and all other matters and arrangements referred to or contemplated by this Agreement.

13.7.
The Sellers shall have the complete right, at their sole expense, to control all discussions with the Tax Authority in connection with the Initial Option Tax and the Deferred Option Tax including (without limitation) the choice and instruction of the lawyers, accountants and other professional advisers that the Sellers shall at their sole discretion chose and the Buyer shall provide all necessary access to and copies of all documents necessary to assist the Sellers with regard to the Initial Option Tax and the Deferred Option Tax; provided that no action affecting any Group Company or any Buyer's Group Tax’s position or Tax liability shall be pursued without the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed; and Sellers shall keep Buyer promptly appraised of all such discussions and/or actions, and provide Buyer with all information requested by the Buyer and permit Buyer and its representatives access to all relevant meetings and data.

14.
FURTHER ASSURANCES

From Completion, the Sellers shall execute all such documents and do all other acts and things as are necessary and appropriate and/or and as the Buyer may from time to time reasonably required to vest in the Buyer legal title to the Shares.

15.	ASSIGNMENT

15.1.	This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of the parties.

15.2.
Except as provided in clause 15.3, no party and no third party referred to in clauses 19.2.1 or 19.2.2 may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of declaration of trust.  Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

15.3.
The Buyer may assign all or any of its rights under this Agreement to any member of the Buyer’s Group from time to time, provided, however, that Buyer shall remain liable for any outstanding obligations under the Agreement.  In the event of any such assignment, references to the Buyer (other than in this clause) shall be construed as references to the holder for the time being of the Buyer’s rights under this Agreement.

16.	PUBLIC ANNOUNCEMENTS

16.1.
No Seller may make any press release or other public announcement about this Agreement or the transactions contemplated by it unless that Seller obtains the prior written consent of the Buyer.  The parties acknowledge that on or after the Completion Date the Buyer or a member of the Buyer’s Group may issue one or more press releases announcing the transaction in a form previously disclosed to the Sellers.

16.2.
Clause 16.1 shall not apply to a press release or other public announcement if and to the extent required by the laws of any relevant jurisdiction or requested by any competent regulatory or governmental body, Tax Authority or securities exchange in any relevant jurisdiction, provided that the party required to make such a press release or announcement shall take all such steps as may be reasonably practicable in the circumstances and only to the extent legally permissible to consult with the Buyer before the relevant release or announcement is made and shall take into account its reasonable comments.

17.	CONFIDENTIALITY

17.1.
Except as referred to in clause 17.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other party or the negotiations relating to this Agreement.

17.2.	Any party may disclose information which would otherwise be confidential if and to the extent:

17.2.1.	it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

17.2.2.	it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

17.2.3.	the information has come into the public domain through no fault of that party; or

17.2.4.	each party to whom it relates has given its consent in writing.

18.
EXPENSES

Each of the Buyer and the Sellers shall bear its own expenses (including the costs of any legal and other adviser and any investment banker, finder or intermediary) and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

19.	MISCELLANEOUS

19.1.	Notices.

19.1.1.
Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the party giving it, and shall be delivered by hand, or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows (and, for the avoidance of doubt, may not be given by email):

to the Buyer:

RRsat Global Communications Network Ltd.
RRsat Building
Hanegev Street
POB 1056
Airport City 70100
Attention:  Avi Cohen, Chief Executive Officer
Facsimile:  +972-3-928-0765
E-mail: avi.cohen@rrsat.com

with a copy (which shall not constitute notice) to:

Naschitz, Brandes & Co.
5 Tuval Street
Tel-Aviv, 67897
Israel
Attention:  Tuvia J. Geffen
Facsimile:  +972-3-623-5005
E-mail: tgeffen@nblaw.com

to the Sellers (or any of them):

Nicholas Paul Pannaman
Chorley Cottage
1 Haddon Road
Chorley Wood
Herts WD3 5AW
United Kingdom
Attention:  Nicholas Paul Pannaman
E-mail: Nick@pannaman.com

with a copy (which shall not constitute notice) to:

Lyndales (ref: SPH)
Lynton House
7-12 Tavistock Square
London, WC1H 9LT
Attention:  Stanley P. Harris
Facsimile:  +44-20-7383-3494
E-mail: stan@lyndales.co.uk

19.1.2.
Each party may from time to time notify the other party, of any other person, address or fax number for the receipt of notices or copy notices.  Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

19.2.	Third Party Rights

19.2.1.	Each Group Company may rely upon and enforce the terms of clauses 9, 10, 12 and 13.

19.2.2.	Any person to whom the Buyer may assign rights pursuant to clause 15.3 may rely upon and enforce the Warranties and undertakings given by the Sellers or any of them in this Agreement.

19.2.3.	The rights referred to in clauses 19.2.1 and 19.2.2 may be enforced by the third parties referred to in those clauses only with the prior written consent of the Buyer.

19.2.4.
Notwithstanding any other provision of this Agreement, the Sellers and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) Contracts (Rights of Third Parties) Act 1999 shall not apply.

19.2.5.
Except as otherwise stated in this Agreement, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement.  This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

19.3.	Waiver

In no event will any delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law be deemed to be or be construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question or operate so as to bar the enforcement of that or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

19.4.	Severance

19.4.1.
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

19.4.2.
If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletion(s), restriction(s) or limitation(s) as may be necessary to make it valid.

19.5.	Cumulative Rights

The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

19.6.	Joint and Several Liability

19.6.1.
Unless expressly provided otherwise, all obligations entered into or made in this Agreement by the Principal Founders are entered into or made by each of them jointly and severally, and all obligations entered into or made in this Agreement by MJB are entered into or made by him jointly.

19.6.2.
The Buyer may take action against any one or more of the Principal Founders who are jointly and severally liable in respect of any obligation or representation, and/or may release or compromise in whole or in part the liability of any one or more of the Principal Founders or grant any one or more of them any time or other indulgence, without affecting the liability of the other Principal Founder who is jointly and severally liable in respect of that obligation or representation.

19.6.3.
The Buyer may take action against MJB who is jointly liable in respect of his Pro Rata Share of any obligation or representation, and/or may release or compromise in whole or in part the liability of MJB or grant MJB any time or other indulgence, without affecting the liability of any of the Principal Founders who are jointly and severally liable in respect of that obligation or representation.

19.7.	No Merger

The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

19.8.	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, and shall not be effective until each of the parties has executed at least one counterpart.

19.9.	Entire Agreement

This Agreement and the documents referred to in it together constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

19.10.	Governing Law

19.10.1.
The validity, construction and performance of this Agreement (and any claim, dispute or matter arising under or in connection with it or its enforceability) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the law of England and Wales.

19.10.2.
Each party irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum.

THIS AGREEMENT has been executed by or on behalf of the parties on the date specified on page 1.

[Remainder of Page Intentionally Left Blank.]

SCHEDULE 1

SCHEDULE 9
Form of Completion Statement	88
SCHEDULE 10
Form of Escrow Instruction Letter	90

DISCLOSURE LETTER

SCHEDULE 1

LIST OF SELLERS AND SELLERS’ SHARES

Shareholder name	Number of shares	Percentage
Simon Paul Kay of Neo House, Sheethanger Lane, Felden, Hemel Hampstead, Herts, HP3 0BQ	5,000 ordinary shares of £1 each	44.2%
Nicholas Paul Pannaman of Chorley Cottage, 1 Haddon Road, Chorley Wood, Herts, WD3 5AW	5,000 ordinary shares of £1 each	44.2%
Matthew James Bowman of 250 Alexander Park Road, London N22 7BG	1,312 ordinary shares of £1 each	11.6%

SCHEDULE 2

Details of the Company and the Subsidiaries:

Name:	TVP Group Limited (the ‘Company’)
Status:	Active
Registration number:	4596049
Registered office:	66 Chiltern Street, London, W1U 4JT
Issued share capital:	11,312 ordinary shares of £1 each
Registered shareholders (and number of Sale Shares held):	See Schedule 1
Directors and shadow directors:	Matthew James Bowman, Simon Paul Kay, Nicholas Paul Pannaman, Peter Alan Musgrave
Secretary:	Susan Caroline Pannaman
Registered Charges	None

Name:	JCA TV Limited
Status:	Active
Registration number:	02220246
Registered office:	66 Chiltern Street, London, W1U 4JT
Issued share capital:	56,501 ordinary shares of £1 each
Registered shareholders (and number of Sale Shares held):	The Company (all)
Directors and shadow directors:	Deborah Healy, Simon Paul Kay, Nicholas Paul Pannaman, Susan Caroline Pannaman, Peter Alan Musgrave
Secretary:	Susan Caroline Pannaman
Registered Charges	None

Name:	TVP Archive Limited
Status:	Dormant
Registration number:	6052408
Registered office:	66 Wigmore Street, London, W1U 2SB
Issued share capital:	1 ordinary share of £1
Registered shareholders (and number of Sale Shares held):	The Company (all)
Directors and shadow directors:	Simon Paul Kay, Nicholas Paul Pannaman
Secretary:	Nicholas Paul Pannaman
Registered Charges	None

Name:	John Claxton Associates Limited
Status:	Dormant
Registration number:	04263292
Registered office:	66 Chiltern Street, London, W1U 4JT
Issued share capital:	2 ordinary shares of £1 each
Registered shareholders (and number of Sale Shares held):	The Company (all)
Directors and shadow directors:	Simon Paul Kay, Nicholas Paul Pannaman
Secretary:	Nicholas Paul Pannaman
Registered Charges	None

Name:	JCA Grade and Restore Limited
Status:	Dormant
Registration number:	04610578
Registered office:	66 Chiltern Street, London, W1U 4JT
Issued share capital:	100 ordinary shares of £1 each
Registered shareholders (and number of Sale Shares held):	The Company (all)
Directors and shadow directors:	Simon Paul Kay, Nicholas Paul Pannaman
Secretary:	Nicholas Paul Pannaman
Registered Charges	None

SCHEDULE 3

Part 1: The Sellers’ Completion Deliverables

A.	At Completion each Seller shall deliver or make available to the Buyer:

1.	a transfer of the Sellers’ Shares set against that Seller’s name in schedule 1 in favour of the Buyer (or any nominee specified by the Buyer for the purpose) duly executed by that Seller;

2.	the share certificates representing the Sellers’ Shares referred to in the previous paragraph or an indemnity in a form satisfactory to the Buyer for any missing share certificates;

3.	an Employment Agreement between JCA and such Seller, executed by such Seller; and

4.	pre-stamping powers of attorney in favour of the Buyer, duly executed by each Seller as a deed.

B.	At Completion the Sellers shall deliver or make available to the Buyer:

1.
share certificates representing all of the issued shares held by any Group Company in each Subsidiary or an indemnity in a form satisfactory to the Buyer for any missing share certificates, and transfers in favour of any person the Buyer directs of any shares in a Subsidiary held by any person as a nominee for any Group Company, duly executed by the registered holders;

2.
letters of resignation from their respective offices of each of the directors and the secretary of each Group Company in the agreed form, duly executed as deeds (other than the Principal Founders), which letters shall include full and complete releases and waivers;

3.
statements for each bank account of each Group Company at the close of business on the last Business Day preceding Completion, together with a complete and accurate reconciliation of those statements to cash book balances, and the cheque books and bank mandates in respect of those accounts, including confirmation that an amount equal to at least the balance of the Outstanding Defined Liabilities (as defined in Schedule 9) was deposited by the Company in a segregated company bank account;

4.	title deeds and other documents in respect of the Property; and

5.	statutory registers, certificate of incorporation (and any certificate of incorporation on change of name) and minute books of each Group Company, complete and up-to-date up to Completion.

Part 2: Board and Shareholder Meetings

The Sellers shall ensure that a board meeting or board meetings of the Company (including, if necessary, a meeting or resolution of the shareholders of the Company) and where necessary, each other Group Company are held at Completion at which it is resolved that:

1.	the people nominated by the Buyer are appointed as directors and/or (as relevant) secretary of the relevant Group Company with immediate effect;

2.	the resignations referred to in paragraph B2 of part 1 of this schedule 3 are accepted with immediate effect;

3.	the transfers referred to in paragraphs A1 of part 1 of this schedule 3 are approved for registration;

4.	amending the quorum requirements for board meetings of each Group Company; and

5.	each existing bank mandate of each Group Company is cancelled and a new bank mandate appointing the Buyer’s chosen signatories submitted to the relevant bank.

Part 3: Buyer Completion Deliverables

At Completion, the Buyer shall deliver to the Sellers:

1.
a letter of Naschitz, Brandes & Co., counsel to the Buyer, confirming that the Chief Executive Officer and the Chief Financial Officer of the Buyer (Mr. Avi Cohen and Mr. Shmuel Koren) are authorized to execute and sign this Agreement and each other document to be executed or signed by the Buyer at Completion; and

2.	an Employment Agreement between each of the Sellers and JCA executed by JCA.

SCHEDULE 4
Warranties

Part 1 - Sellers’ Warranties

1.	AUTHORITY AND CAPACITY OF THE SELLER

1.1.
Each of the Sellers has all necessary power and authority to enter into and perform his obligations under this Agreement and all agreements to be entered into by that Seller pursuant to this Agreement.

1.2.	Each of the Sellers is the sole legal and beneficial owner of the issued Sellers’ Shares listed opposite their names in schedule 1.

1.3.
This Agreement and all agreements to be entered into by each of the Sellers under this Agreement, will when executed constitute binding and enforceable obligations of that Seller, in accordance with their respective terms.

1.4.	The entering into and performance by each of the Sellers of his obligations under this Agreement and all agreements to be entered into by that Seller under this Agreement:

1.4.1.	have been duly authorised by all necessary action on the part of that Seller;

1.4.2.	will not result in a breach of, or constitute a default under, any agreement which any Seller enjoys rights or by which he is bound;

1.4.3.	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which that Seller is party or by which he is bound; and

1.4.4.	does not require the consent of any third party.

1.5.
Each of the Sellers warrants, in respect of the Sellers’ Shares listed opposite his name in schedule 1, that there are no Encumbrances on, over or affecting such Sellers’ Shares, or any of them, nor any agreement or commitment to create any such Encumbrance and no person has claimed to be entitled to any such Encumbrance.

1.6.	No Group Company has given any guarantees, security interests or indemnities in favour of the Sellers or any person connected with the Sellers.

1.7.
No petition for bankruptcy has been presented, no statutory demand has been served and no bankruptcy order has been made in respect of any Seller, nor has any voluntary arrangement or compromise been proposed with any Seller’s creditors and no similar proceedings or actions have been commenced or, so far as that Seller is aware, are pending in any jurisdiction outside England and Wales.

Part 2 - Capital

2.	SHARES AND OTHER SECURITIES OF THE COMPANY

2.1.
The Company is a company with limited liability, duly incorporated, validly existing under the laws of England and Wales with full power and authority under its articles of association and otherwise to own, lease and operate its properties and to conduct its business as currently conducted as far as the Sellers are aware and is duly qualified as a foreign corporation (or other applicable entity) to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business.

2.2.	The issued share capital set out in schedule 1 constitutes the entire issued share capital of the Company.

2.3.
All of the issued share capital of the Company has been duly and validly authorised and issued, is fully paid, and is owned by the Sellers and is free and clear of all Encumbrances. None of the issued share capital of the Company was issued in violation of the pre-emptive or similar rights of any shareholder of the Company.

2.4.
All of the issued share capital of each Group Company (other than the Company) has been duly and validly authorised and issued, is fully paid, and is owned by the Company or one or more wholly-owned subsidiaries of the Company and is free and clear of all Encumbrances. None of the issued share capital of any Subsidiary was issued in violation of the pre-emptive or similar rights of any security holder of such Subsidiary.

2.5.	The shareholders of each Group Company listed in schedule 2 are the legal and beneficial owners of that number of shares in the relevant Group Company as is set out against their names.

2.6.	No Group Company has in issue any debenture or any other security.

2.7.
No person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, convert any security into or otherwise acquire, any shares, debentures or other securities of any Group Company, including pursuant to an option or warrant.

2.8.
No Group Company has at any time purchased its own shares or redeemed or forfeited any shares, or agreed to do so, or granted an option whereby it might become liable to do so.  No Group Company currently holds, or has in the past held, any shares in treasury.

2.9.
There is no Encumbrance over any issued or unissued shares in the capital of any Group Company, there is no subsisting agreement to create any such Encumbrance and no person has claimed to be entitled to any such Encumbrance.

2.10.
No share in the capital of any Group Company has been the subject of any transactions pursuant to or as a result of which any such share is liable to be transferred to another person or (without limitation) to which the provisions of sections 238 (transactions at an undervalue), 239 (preferences), 339 (transactions at an undervalue), 340 (preferences) or 423 (transactions defrauding creditors) Insolvency Act 1986 may be applicable.

2.11.	No share in the capital of any Group Company has been allotted at a discount or otherwise than as fully paid.

2.12.	The sale of the Sellers’ Shares is not, and will not be, subject to pre-emptive or other similar rights. There are no restrictions on the subsequent transfer of any of the Sellers’ Shares.

Part 3 - General

1.	SUBSIDIARIES AND BRANCHES

1.1.
No Group Company has any direct interest in or is under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate other than another Group Company.

1.2.	No Group Company has any branch or other place of business or permanent establishment outside the United Kingdom.

1.3.
The Subsidiaries are the only subsidiaries or subsidiary undertakings of the Company and each Subsidiary has been duly organised and is validly existing and, insofar as such concept exists under its jurisdiction of organisation, is in good standing, in each case, under the laws of the jurisdiction of its organisation, has the requisite power and authority to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified as a foreign corporation (or other applicable entity) to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business.

2.	COMMISSION AND COSTS

2.1.	No person is entitled to receive from any Group Company any finder’s fee or brokerage or other commission in connection with the sale of the Shares to the Buyer.

2.2.
No Group Company has incurred or will incur any out-of-pocket cost or expense (including those of any professional adviser) in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

3.	CONSTITUTION

3.1.	The information set out in schedule 2 is complete and accurate.

3.2.	The copies of the constitutional documents of each Group Company as disclosed in section 1 of the Bundle are accurate and complete in all material respects.

4.	DIRECTORS’ CONFLICTS OF INTEREST

4.1.	The Disclosure Letter identifies complete and accurate copies of:

4.1.1.
all board and shareholder resolutions passed by the directors and shareholders of each Group Company authorising or not authorising any matter or situation relating to any director which conflicts or possibly may conflict with interests of that Group Company and details of any terms and conditions attached to any such authorisation; and

4.1.2.	any register of directors’ conflicts of interest maintained by each Group Company;

and save as disclosed by such documents, none of the directors of any Group Company is in a situation in which he has a direct interest that conflicts or possibly may conflict with the interests of any Group Company.

5.	SELLERS’ OTHER INTERESTS

  No Seller has any interest, directly or indirectly, in any business which is, or is likely to become, competitive with the business of any Group Company.

6.	INSOLVENCY

5.1.
In this part 3, “Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any distress, execution or other process levied or any event analogous to any such events in any jurisdiction outside England and Wales.

5.2.	Each Group Company is able to pay its debts as they fall due and has not stopped payment of its debts.

5.3.	The value of the assets of each Group Company exceeds the amount of its liabilities, taking into account contingent and prospective liabilities.

5.4.	Insolvency Proceedings have not commenced in relation to any Group Company or (if applicable) any part of its assets or undertaking.

5.5.	There are no circumstances which entitle or may entitle any person to commence any Insolvency Proceedings in relation to any Group Company or (if applicable) any part of its assets or undertaking.

Part 4 - Accounts, Financial and Banking

1.	THE ACCOUNTS

1.1.	The Accounts:

1.1.1.	have been prepared in accordance with UK GAAP, consistently applied throughout the periods disclosed and comply with the requirements of all applicable laws and regulations;

1.1.2.
give a true and fair view of the state of affairs and financial condition of each Group Company and the Group Companies as a whole as at the end of the relevant financial periods to which they relate and as at the Accounts Date and of the profit and loss of the Group Companies for each such period and none of the Sellers is aware of any matter which would mean that the Accounts do not give such a true and fair view; and

1.1.3.	fairly set out the assets, liabilities and reserves of the Group Companies.

1.2.	The Accounts have been prepared applying accounting policies, practices, methods and procedures consistently as from one financial year to the next.

1.3.
So far as the Sellers are aware, at the Accounts Date the Group Companies have no material liability (whether actual, contingent, unquantified or disputed) or outstanding authorised capital commitment which was not disclosed, provided for or noted in the Accounts for the financial year ended on the Accounts Date.

1.4.	Each Group Company’s accounting records comply with applicable requirements of the Companies Act.

1.5.
Each Group Company (other than any dormant Subsidiaries) maintains a system of internal accounting controls which are adequate to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded adequately to permit preparation of financial statements and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.  The financial reporting policies and procedures of each Group Company are sufficient in all material respects for conducting timely, accurate and complete reporting of all financial transactions.

1.6.	No Group Company has any off balance sheet financing, investment or liability.

2.	MANAGEMENT ACCOUNTS

2.1.	The Management Accounts:

2.1.1.	have been prepared in good faith with due care and attention in compliance with the Company’s normal procedures and on a basis consistent with the Accounts;

2.1.2.	fairly reflect the state of affairs of the Company as at the Management Accounts Date and the profit or loss of the Company for the period ended on such date; and

2.1.3.	are not misstated.

3.	DIVIDENDS AND DISTRIBUTIONS

All dividends or distributions declared, made or paid by any Group Company since its incorporation have been declared, made or paid in accordance with its relevant constitutional documents and applicable laws.  No dividend of any Group Company has been declared but remains unpaid.

4.	DEBTORS

4.1.	There are no debts owing to any Group Company other than trade debts incurred in the ordinary and proper course of business and debts owing by other Group Companies.

4.2.	Section 8 of the Bundle identifies a list of the trade debtors of each Group Company unpaid within 60 days of becoming due.

4.3.
The trade debtors of each Group Company will realise, in the ordinary course of collection, their nominal amounts (plus any accrued interest) less any provision for trade debtors included in the Accounts.

4.4.	None of the trade debtors of each Group Company is subject to any counterclaim, deduction or set off.

4.5.	No Group Company has factored or discounted any debts owing to it, or has agreed to do so, or has engaged in any financing which is not disclosed in the Accounts.

5.	CREDITORS AND LIABILITIES

5.1.
No Group Company has any creditors other than any other Group Company or any other liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounts Date.

5.2.	Section 9 of the Bundle identifies a list of the trade creditors of each Group Company unpaid within 60 days of becoming due.

5.3.	Save for inter-company indebtedness specified in the Accounts and in the Management Accounts, no Group Company has any indebtedness (other than in the ordinary course of business).

6.	BANK ACCOUNTS

6.1.	Section 10 of the Bundle identifies complete and accurate account details of all current, deposit and foreign currency accounts of each Group Company.

6.2.
There have been no payments into or out of any account referred to in the previous paragraph since the date of the last bank printed online statement disclosed to the Buyer except for payments in the ordinary and proper course of business.

7.
FACILITIES

Other than in respect of the leasing and hire agreements set forth in section 20 of the Bundle, and applications for credit cards set forth in section 10 of the Bundle, none of the Group Companies have any financial facilities available.

8.	POSITION SINCE THE ACCOUNTS DATE

8.1.
Since the Accounts Date, each Group Company has carried on its business in the ordinary and proper course, there has been no material adverse change in the financial or trading position of any Group Company and so far as the Sellers are aware there are no circumstances which might give rise to such a change, other than circumstances likely to affect generally the industry in which the relevant Group Company operates. The three dormant Subsidiaries have not undertaken any activity since the Accounts Date.

8.2.	Without limiting paragraph 8.1 of this part 4, since the Accounts Date and:

8.2.1.
save as set forth in section 11 of the Bundle there has been no material increase in operating expenses or material decrease in turnover of any Group Company or with the budget of the relevant Group Company for the current financial year as submitted to the Buyer;

8.2.2.
save as disclosed in section 12 of the Bundle no customer or supplier of any Group Company has ceased to deal, or has indicated in writing an intention to cease to deal or to deal on a smaller scale, with any Group Company, or has changed or indicated in writing that it wishes to change the terms on which it deals with any Group Company;

8.2.3.
no Group Company has disposed of or acquired, or agreed to dispose of or acquire, or is negotiating to dispose of or acquire: (a) any business of, or any shares, debentures or other securities in, a body corporate; or (b) any interest in, any business of or shares, debentures or other securities in, a body corporate; or (c) any other asset, or interest in any other asset; other than in the ordinary and proper course of business;

8.2.4.	no Group Company has mortgaged, pledged or subjected to Encumbrance or restriction any of the property, businesses or tangible or intangible assets, of any Group Company;

8.2.5.	no Group Company has repaid all or part of any debt owed by it in advance of the due date for repayment, or agreed to do so, or has written off or released any debt owing to it;

8.2.6.	no agreement or transaction has been entered into by any Group Company other than in the ordinary and proper course of business and except on arm’s length terms;

8.2.7.
other than in the ordinary course of business, no Group Company has entered into, or agreed to enter into, any capital commitments exceeding £25,000 in the case of any one Group Company and £50,000 in the aggregate by all Group Companies;

8.2.8.	no dividend or distribution of profits or assets has been or has been agreed to be declared, made or paid by any Group Company;

8.2.9.	save as disclosed in the Disclosure Letter, no Group Company has incurred any liability (including a contingent liability) having a monetary value in excess of £50,000;

8.2.10.	no resolution of the shareholders of any Group Company has been passed or proposed or circulated to members;

8.2.11.	no Group Company has suffered any damage, destruction or loss (whether or not covered by insurance) exceeding £50,000;

8.2.12.
no Group Company has made any change in its accounting policies or principles or the methods by which such principles are applied for financial accounting purposes including, without limitation, with respect to the payments of accounts payable and collections of accounts receivable; and

8.2.13.
save as disclosed in section 13 of the Bundle no Group Company has made or changed any election concerning Taxes or Tax returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

9.	CUSTOMERS AND SUPPLIERS

9.1.
Section 14 of the Bundle identifies names of each customer (or groups of connected customers) responsible for 5% or more of the annual turnover of each Group Company during the two financial years ended on the Accounts Date and during the period starting on the date after the Accounts Date and ending on the Completion Date.

9.2.
Section 15 of the Bundle identifies names of the largest suppliers of each Group Company during the two financial years ended on the Accounts Date and during the period starting on the date after the Accounts Date and ending on the Completion Date.

Part 5 - Compliance and Litigation

1.	CONDUCT OF BUSINESS

1.1.
So far as the Sellers are aware, no Group Company has done or omitted to do any act or thing which is in contravention of any applicable legislation, order, regulation or similar instrument in a jurisdiction within which such Group Company operates.

1.2.	So far as the Sellers are aware, no Group Company has and no officer, agent or employee or other person acting in conjunction with or performing services for or on behalf of any Group Company, has:

1.2.1.
(directly or indirectly) induced a person to enter into an agreement or arrangement with a Group Company by means of offering or giving an unlawful, immoral or undisclosed payment, contribution, gift, financial or other advantage or inducement; or

1.2.2.
(directly or indirectly) offered, promised, given or made an unlawful financial or other advantage or made any other unlawful, immoral or undisclosed payment, contribution, gift or inducement, to any person including without limitation to a government official or employee or foreign public official;

1.2.3.
(directly or indirectly) requested, received, agreed to receive or accepted an unlawful financial or other advantage or any other unlawful, immoral or undisclosed payment, contribution, gift or inducement (whether for its own benefit or the benefit of some other person);

1.2.4.
improperly performed (or requested, assented to or acquiesced in the improper performance by another person of) a relevant function or activity in the anticipation of or in consequence of the direct or indirect request for, receipt of or acceptance of a financial or other advantage by it or by some other person;

1.2.5.	established or maintained any unlawful or unrecorded fund of money or other assets; or

1.2.6.	made any false or misleading entry in the books or records of the Company,

and no officer, manager, director, secretary or similar officer of any Group Company (nor any person purporting to act as such) has consented, acquiesced or connived in any such action.

1.3.
The Group Companies have in place adequate and up-to-date procedures designed to prevent any officer, agent or employee of that Group Company or any other person acting for or performing services for, or on behalf of that Group Company, from undertaking any action set out in paragraph 1.2 of this part 5.

2.	LICENCES, CONSENTS AND REGISTRATIONS

2.1.
Each Group Company holds (and has at all relevant times held) all registrations, licences, authorisations and consents necessary to own and operate its assets and carry on its business in all jurisdictions in which it now carries on business, and those registrations, licences, authorisations and consents are all valid and subsisting.

2.2.
No Group Company is in breach of any of the provisions of any such registration, licence, authorisation or consent as is referred to in the previous paragraph.  No Group Company has received notice of any such breach.

2.3.
No filing or registration with, or approvals, authorizations or consents of, any person (including any governmental entity) are necessary to be made or obtained in connection with the execution, delivery or performance of any of the transaction to which any Seller or any Group Company is a party or the consummation of the transactions contemplated hereby, including, without limitation, the sale of the Sellers’ Shares pursuant to the Agreement.

3.	COMPETITION LAW

3.1.
No Group Company is or has been a party to or concerned in any agreement, concerted practice or course of conduct which in whole or part infringes the competition or anti-trust law of any country in which it has assets or carries on or intends to carry on business or where its activities may have an effect.

3.2.
No Group Company: (a) has given any undertaking or assurance (whether or not legally binding) to; or (b) is subject to any order of or investigation by; or (c) has received any process, notice, request for information or other communication (formal or informal) from any court or the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition Commission, the Serious Fraud Office, any Secretary of State for Business, Innovation & Skills (or former Secretary of State for any Government department dealing with competition or anti-trust matters) or any other competition or other authority having jurisdiction in competition or anti-trust matters under any competition or anti-trust legislation in any country in which any Group Company has assets or carries on or intends to carry on business or where its activities may have an effect.

4.
DATA PROTECTION

Each Group Company has at all times complied with the Data Protection Act 1998, all legislation made under it and any other legislation in every applicable jurisdiction, order, regulation or similar instrument relating to the protection of an individual’s personal data or privacy together with all applicable codes of practice and/or guidance issued by or with the approval of the Information Commissioner to the extent that such codes of practice and/or guidance is legally binding on this Group Company.

5.	BOOKS, RECORDS AND RETURNS

5.1.
Save as disclosed in the Disclosure Letter, the register of members, minute books, other statutory books and registers and all other records required to be kept by each Group Company under applicable law and regulation:

5.1.1.	are in the possession and ownership or under the control of that Group Company;

5.1.2.	are up-to-date; and

5.1.3.	contain accurate details of the matters which should be dealt with in those books, registers and records in accordance with applicable law and regulation.

5.2.
All accounts, returns, particulars, resolutions and other documents required by applicable law or regulation to be given or delivered by any Group Company to the registrar of companies or any other governmental, regulatory or other authority of competent jurisdiction have been correctly made up and duly given or delivered on a timely basis.

6.	LITIGATION

6.1.
No Group Company is engaged, or has during the period of five years ending on the Completion Date been engaged, in any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process or criminal or administrative proceedings, whether as claimant or defendant or in any other capacity.

6.2.
No Group Company is subject to any investigation, inquiry or enforcement proceedings or other process (including any criminal investigation, inquiry, enforcement or other process) by any governmental, administrative, regulatory or law-enforcement body or agency nor is any Group Company in dispute with any such body or agency.  No Group Company has received notice that it is subject to any such investigation, inquiry or enforcement proceedings or other process.

6.3.
No officer, agent, employee or other person acting on behalf of a Group Company is, to the extent that it relates to the business or assets of any Group Company, engaged in or subject to any of the matters mentioned in paragraphs 6.1 and 6.2 of this part 5 and no such matter is pending or, so far as the Sellers are aware, threatened against such person.

Part 6 - Contracts

1.	CUSTOMER CONTRACTS

1.1.
Copies of each agreement or summary of the arrangement if no written agreement is in place under which any Group Company provides or otherwise makes available services and/or products to any customer of any Group Company is identified in section 18 of the Bundle (the “Customer Contracts”).

1.2.	Each Customer Contract is valid, binding and enforceable in accordance with its terms, and no such agreement is voidable by any party to it.

1.3.
There has been no material breach, whether by a Group Company or otherwise, of any of the Customer Contracts and no Group Company has received notice alleging any such breach.  No Group Company has given or received notice terminating any such agreement or that such agreement will not be renewed following expiry of its term.

1.4.
No threat or claim of any default has been made by or against any Group Company in relation to any Customer Contract, and there are no circumstances which might give rise to any such default or which might otherwise cause any such agreement to be terminated or rescinded by any party or allow any party to vary its terms.

1.5.	There is no subsisting dispute between any Group Company and any other person in relation to any Customer Contract, and there are no circumstances which might give rise to any such dispute.

2.	CHANGE OF CONTROL AGREEMENTS

  Save as identified in sections 18 and 20 of the Bundle:

2.1.
no Group Company is a party to any agreement that requires a consent to, or otherwise contains a provision relating to, a "change of control" or that would prohibit or delay the consummation of the sale of the Sellers’ Shares and/or the other transactions contemplated by the Agreement; and

2.2.
the sale of the Sellers’ Shares to the Buyer and the performance by the parties of their obligations under this Agreement: (a) will not result in a breach of, or constitute a default under, any agreement under which any Group Company enjoys rights or by which it is bound; (b) will not entitle any party to an agreement under which any Group Company enjoys rights or by which it is bound to be released from any of that party's obligations or to terminate or vary its rights or obligations under that agreement; and (c) will not create or accelerate any obligation of any Group Company or cause or require any Group Company to lose or dispose of any right or asset or any interest in any asset, including by way of the imposition or crystallisation of any Encumbrance on any asset.

3.	OTHER MATERIAL AGREEMENTS

3.1.
Copies of each material agreement to which a Group Company is a party (other than the Lease, the Customer Contracts, the IP Agreements (as defined in part 9 (Intellectual Property) and the IT Agreements (as defined in part 10 (Information Technology)) are identified in sections 19 and 20 of the Bundle.

3.2.	Each of any of the agreements required to be disclosed pursuant to paragraph 3.1 is valid, binding and enforceable in accordance with its terms, and no such agreement is voidable by any party to it.

3.3.
So far as the Sellers are aware, there has been no breach, whether by a Group Company or otherwise, of any of the agreements required to be disclosed pursuant to paragraph 3.1, and no Group Company has received written notice alleging any such breach.  No Group Company has given or received notice in writing terminating any such agreement or that such agreement will not be renewed following expiry of its term.

3.4.
No threat or claim of any default has been made by or against any Group Company in relation to any of any of the agreements required to be disclosed pursuant to paragraph 3.1, and there are no circumstances which might give rise to any such default or which might otherwise cause any such agreement to be terminated or rescinded by any party or allow any party to vary its terms.

3.5.
There is no subsisting dispute between any Group Company and any other person in relation to any of any of the agreements required to be disclosed pursuant to paragraph 3.1, and there are no circumstances which might give rise to any such dispute.

3.6.
As far as the Sellers are aware, save as identified in section 19 of the Bundle, no Group Company is a party to any agreement, and no Group Company has submitted an offer or tender which is capable of being converted into an agreement:

3.6.1.	which is not in the ordinary course of business or on bona fide arm’s length terms;

3.6.2.	which involves or may involve obligations, restrictions or expenditure of an onerous nature or which is or is likely to be loss-making;

3.6.3.	which is considered by the Sellers to be incapable of performance in accordance with its terms;

3.6.4.	which cannot be terminated by that Group Company on less than 12 months’ notice without compensation;

3.6.5.	which requires a consideration or other cash expenditure by that Group Company of more than £50,000 in aggregate or £50,000 in any twelve-month period;

3.6.6.	which limits the ability of any Group Company to carry on its business in any part of the world in such a manner as it thinks fit;

3.6.7.	under which any sole or exclusive rights are granted by or to any Group Company;

3.6.8.
save as disclosed in section 14 of the Bundle under which that Group Company is required, as at the date immediately prior to the Completion Date, to supply products, services or rights to any one customer of any Group Company of which the aggregate sales or licence value (exclusive of VAT, if any) exceeds 5% of that Group Company’s turnover for the financial year ending on the Accounts Date;

3.6.9.	pursuant to which any Group Company has disposed of any shares or business; or

3.6.10.
which is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase of any asset or the right to purchase any asset by way of periodical payment which has not been entered into otherwise than in the ordinary course of business.

3.7.	No Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium or a party to any other arrangement for sharing income, profits, losses or expenses.

3.8.
There are no companies, undertakings, partnerships or joint ventures in existence whose results are not consolidated with the results of the Group Companies, but whose default would affect the indebtedness or increase the contingent liabilities of any Group Company.

4.
POWERS OF ATTORNEY AND AUTHORITIES

There are no subsisting powers of attorney given by any Group Company and no other subsisting authorities by which any person may execute any document, enter into any agreement or do or agree to do anything on behalf of any Group Company other than to employees employed by or officers of any Group Company at the Completion Date to enter into routine trading contracts in the normal course of their duties.

5.
GUARANTEES AND INDEMNITIES

The Disclosure Letter and Section 20 of the Bundle identifies complete and accurate details of all outstanding guarantees, security agreements, comfort letters or other analogous or similar agreements relating to the Facilities given by or for the benefit of any Group Company excluding for the avoidance of doubt indemnities provided under contracts.  No claim has been made under any such outstanding guarantee, surety or other analogous or similar agreement given for the benefit of any Group Company, and where such guarantee, surety or analogous or similar agreement has been given by a Group Company, no Group Company has received notice of any such claim.

Part 7 - Assets

1.	OWNERSHIP AND POSSESSION OF ASSETS

1.1.
All assets used by any Group Company in the course of its business as carried on at the Completion Date (other than any asset held under a finance lease, hire purchase and rental or credit sale agreement or IT Systems (as such term is defined in Part 10) owned by third parties and operated by the Company under licenses disclosed under Part 10 hereof) are legally and beneficially owned by that Group Company free from Encumbrances, and no person has claimed to be entitled to a Encumbrance in respect of any such asset. A copy of the Fixed Asset Register is in Section 18 of the Bundle.

1.2.
Save as disclosed, all of the tangible assets owned by any Group Company, or which any Group Company has the right to use, are in the possession and ownership or under the control of that Group Company.

2.	INSURANCE

2.1.	Section 19 of the Bundle identifies all insurance policies maintained by each Group Company.

2.2.
Each Group Company maintains, and has at all material times maintained, insurance in respect of all of its assets of an insurable nature against fire, accident, theft and damage in amounts representing their full replacement or reinstatement values, against third party loss (including by way of employer’s liability and public liability insurance), loss of profits and all other risks required by applicable law or regulation to be covered by insurance or, so far as the Sellers are aware, normally insured against by companies carrying on the same business.

2.3.
All premiums due on the subsisting insurance policies of each Group Company have been duly paid and all other conditions of those policies have been performed and observed and so far as the Sellers are aware there are no circumstances which make any policy void or voidable.

2.4.	No Group Company has been refused insurance during the period of three years ending on the Completion Date.

2.5.	The subsisting insurance policies of each Group Company will continue in full force and effect notwithstanding sale of the Shares to the Buyer under this Agreement.

2.6.
Save as disclosed in the Disclosure Letter, there have been no insurance claims made by any Group Company during the period of three years ending on the Completion Date and, so far as the Sellers are aware, there are no circumstances which would entitle any Group Company to make such a claim or which would be required under any of the policies to be notified to the insurers.

3.	CONDITION AND MAINTENANCE OF OFFICE AND OTHER EQUIPMENT

3.1.	As far as the Sellers are aware, all office and other equipment owned or used by each Group Company are in good repair and condition subject to fair wear and tear.

3.2.
Maintenance contracts are in force and effect in respect of all assets of each Group Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which any Group Company is obliged to maintain or repair under any finance lease or hire purchase, rental, credit sale or other similar agreement.

4.
LEASED ASSETS

So far as the Sellers are aware, and save as disclosed in section 20 of the Bundle, there are no circumstances, and none are likely to arise, in relation to any asset held by any Group Company under a finance lease or a hire purchase, rental, credit sale or other similar agreement by which the rental payable has been, or is likely to be, increased.

5.	CHARGES There is no existing charge in respect of any Group Company which requires registration under applicable laws.

Part 8 - Property

1.	LIABILITIES

1.1.	No Group Company has any liability (whether actual, future or contingent) to perform or observe any obligation in respect of any land or buildings formerly owned or occupied by it or related matter.

1.2.	No Group Company has any liability as guarantor to perform or observe any obligation in respect of any land or buildings or related matter.

2.	TITLE

2.1.
A copy of the Lease relating to the Property is disclosed under section 25 of the Bundle.  It is the only property owned, leased, occupied or otherwise used by the Group Companies and it is occupied solely by JCA.

2.2.
The Property which is occupied or otherwise used by such Group Company in connection with its business is occupied or used by right of ownership of the Lease the terms of which permit that occupation or use.

2.3.	JCA is the legal and beneficial owner of the Lease and has in its possession or control all relevant title deeds and documents.

3.	ENCUMBRANCES

3.1.	The Property is free from mortgages, debentures, charges, rent charges, Encumbrances or other encumbrances or matters of a materially onerous nature which would materially affect their value.

3.2.	The Property is not subject to outgoings other than business and water rates and rent, insurance premiums and service charges as specified under the Lease.

3.3.	No member of the Group has received written notice of breach of any such obligation and liability imposed by or arising in relation to any matter so disclosed.

3.4.	The Property is not subject to options, rights of pre-emption or agreements to dispose.

4.	STATUTORY OBLIGATIONS

4.1.	No Group Company has received written notice of any failure to comply with applicable statutory and bye-law requirements with respect to the Property.

4.2.	No written notices or complaints have been received by any Group Company from any competent authority or undertaking in relation to the Property or its use.

5.	ADVERSE ORDERS

5.1.	No compulsory purchase notices, orders or resolutions affecting the Property has been received by any Group Company.

5.2.	No closing, demolition or clearance orders, enforcement notices or stop notices affecting the Property has been received by any Group Companies.

5.3.
As far as the Sellers are aware, there is no outstanding notice, order, demand, direction, resolution, proposal, complaint, requirement or other matter issued or made to any Group Company, by any local or other competent authority, body or person concerning the carrying out of any work, the modification of any planning permission, the discontinuance of any use, any breach of or non-compliance with building and fire regulations or any other matter which would materially adversely affect the value of the Property.

6.	CONDITION OF THE PROPERTIES AND ACCESS, SERVICES AND OTHER FACILITIES

6.1.	As far as the Sellers are aware, the Property has not been affected by flooding, subsidence, settlement, landslip or heave.

6.2.
As far as the Sellers are aware, there are no disputes with neighbouring owners or with any other person with respect to boundary walls and fences relating to the Property or with respect to easements or rights over or means of access to the Property.

6.3.
As far as the Sellers are aware, all means of access to and egress from the Property are over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense, and no means of access to the Property is shared with another person or subject to rights of determination by another person.

6.4.
As far as the Sellers are aware the Property enjoys the mains services of water, drainage, electricity, gas and electronic communications and such other rights as are necessary for the enjoyment and use of the Property for its current use.

6.5.
As far as the Sellers are aware no Group Company has received any written notice of actual or proposed interference with the means of access to, or any of the facilities or services necessary for the enjoyment or use of, the Property.

7.	INSURANCE The Property is insured under the Lease by the lessor. A copy of the insurance policy schedule in accordance with the terms of the Lease is set out in section 23 of the Bundle.

8.	LEASEHOLD PROPERTY

8.1.
JCA has paid the rent and no Group Company has received written notice of any breach of the covenants on the part of the tenant and the conditions contained in the Lease (which expression in this paragraph 8 includes underleases) under which the Property is held by JCA and in any supplemental or collateral documentation.

8.2.	The Lease is in full force.

8.3.
Where required under the Lease, the licences, consents and approvals required from the landlords and any superior landlords under the Lease has been obtained, and no such consent is required for the transactions contemplated under this Agreement.

8.4.	No obligation necessary to comply with a written notice properly served or given by the landlord under the Lease is outstanding and unperformed.

8.5.	No notice to determine the Lease has been served on or by any Group Company.

8.6.
As far as the Sellers are aware, but only in relation to the Property, the landlord has observed and performed the covenants on the part of the landlord and the conditions contained in the Lease and supplemental or collateral documentation to the Lease.

Part 9 - Intellectual Property

1.	DEFINITIONS

  In this part 9:
“Applications” means applications for Registered Intellectual Property;

“Business Intellectual Property” means the Intellectual Property which is used or has been used or is required in connection with the business of any Group Company;

“Intellectual Property” means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, petty patents, utility models, Trade Marks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information, customer and supplier lists and other proprietary information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

“IP Agreements” means the agreements required to be disclosed pursuant to paragraph 5.1 of this part 9;

“Licence” means any licence, permission or consent in respect of the use of any Intellectual Property (including, without limitation, any unwritten and/or informal licensing arrangement) and any arrangement of which any such licence, permission or consent forms part;

“Registered Intellectual Property” means patents, certificates of addition, supplementary certificates of addition, supplementary protection certificates, petty patents, utility models, registered copyrights, registered trademarks, domain names, registered designs, and all other registered intellectual or industrial property rights in any part of the world; and

“Trade Marks” means business names, domain names, registered and unregistered trade marks and applications for registration of any of the above.

2.	OWNERSHIP

2.1.
One or more of the Group Companies is either the sole legal and beneficial owner free from all Encumbrances of the Business Intellectual Property or such Group Company or Group Companies has or have a valid Licence to use the Business Intellectual Property used by the Group Companies.

2.2.
No Group Company owns any registered Trade Marks or any Registered Intellectual Property and there are no Applications either pending or proceeding in the name of any Group Company or in the joint names of any Group Company and any other party(ies).  The relevant Group Company is the sole legal and beneficial owner of all Trade Marks disclosed in section 27 of the Bundle, and of the goodwill symbolised by the Trade Marks so owned by a Group Company.

2.3.
So far as the Sellers are aware, there are as at the date immediately preceding the Completion Date no circumstances or matters which have or are likely to have a material adverse effect on any Group Company’s ownership of or use of or the validity or enforceability of the Business Intellectual Property.

3.	MAINTENANCE

3.1.
All documents material to the right, title and interest of any Group Company to the Business Intellectual Property and to the Licences of Business Intellectual Property granted to any Group Company form part of the records or materials in the possession and ownership or under the control of the relevant Group Company.

3.2.
All application and renewal fees and other costs and charges in relation to the maintenance of all registrations and the prosecution of all applications in relation to the Business Intellectual Property owned by any Group Company have been paid.  There are no outstanding deadlines of any patent, trade mark or other Intellectual Property office or registry anywhere in the world in relation to the Business Intellectual Properties owned by any Group Companies which expire within three months of the Completion Date.

3.3.
No Group Company has received an adverse opinion which has resulted in an application being refused or substantially diluted, whether from any registry concerned or from any of its advisers, in relation to any application for registration of Business Intellectual Property.

3.4.	A list of all domain names used by any Group Company (together with details of the expiry dates of their registrations) are listed in section 28 of the Bundle.

4.	ADEQUACY OF RIGHTS

4.1.
There is no Intellectual Property or Licence, the loss, termination or expiration of which would have a material adverse effect on the operation of the business of any Group Company, and so far as the Sellers are aware, no such loss, termination or expiration is likely to occur during the period of 12 months starting on the Completion Date.

4.2.
The sale of the Sellers’ Shares to the Buyer and the performance by the parties of their obligations under this Agreement will not entitle any party to any Licence or other agreement under which any Group Company enjoys rights or by which it is bound to be released from any of that party's obligations, to change the terms on which Business Intellectual Property is used or held by the relevant Group Company or to terminate or vary that party's rights under the relevant Licence or other agreement, and will not create or accelerate any obligation of any Group Company or cause or require any Group Company to lose or dispose of any Business Intellectual Property or any interest in any Business Intellectual Property

4.3.	The Intellectual Property owned by the Group Companies comprises all the Intellectual Property necessary to carry on the business as conducted by them.

5.	DEALINGS AND LICENCES

5.1.
There are no Licences or other agreements relating to Intellectual Property (other than the IT Agreements as defined in Part 10) to which any Group Company is a party or enjoys rights whether as licensor or licensee are identified in the Disclosure Letter.

5.2.
There has been no material breach by a Group Company (or so far as the Sellers are aware, by any third party) of any of the Licences or agreements required to be disclosed pursuant to paragraph 5.1, and no Group Company has received notice alleging any such breach.  No Group Company has given or received notice terminating any such agreement.

6.	INFRINGEMENTS

6.1.
So far as the Sellers are aware, no activities, products, services or processes of any Group Company infringe or have infringed any Intellectual Property of a third party or involve or have involved the unlicensed use of a third party’s confidential information or give or have given rise to liability to pay compensation.

6.2.
So far as the Sellers are aware, no third party has made any unauthorised use or exploitation of any Business Intellectual Property owned by any Group Company or has infringed any Business Intellectual Property owned by any Group Company.  No third party or competent authority has made any claim, challenge or opposition against any Group Company in relation to such Business Intellectual Property.

6.3.
No Group Company is subject to any order or injunction or other measure or undertaking imposed by any court or other body of competent jurisdiction in relation to Business Intellectual Property (including, without limitation, any prohibition or restriction on use).

7.	USE OF NAME No Group Company trades or carries on business under or uses any name or style other than its corporate name or the Trade Marks owned by a Group Company.

8.	CONFIDENTIAL INFORMATION AND KNOW-HOW

8.1.
Subject to paragraph 8.2, so far as the Sellers are aware, each Group Company has at all times kept confidential all confidential information and know-how (whether technical, financial or commercial, and including, without limitation, techniques, instruction manuals, formulae, trade secrets) and any other information relating to the business or affairs of that Group Company, the disclosure of which might cause loss or damage to or adversely affect that Group Company.

8.2.	No Group Company has disclosed (except in the ordinary course of business and subject to a binding confidentiality agreement) any of its confidential information or know-how.

8.3.	Each Group Company enforces and operates procedures which maintain the confidentiality of its confidential information and know-how. Such confidentiality has not at any time been breached.

9.
CREATION OF INTELLECTUAL PROPERTY

Save as disclosed in the Disclosure Letter all parties (whether individual, partnership or limited company) retained, commissioned, employed or otherwise engaged by any Group Company from time to time (or formerly so engaged) and who, in the course of such engagement created, discovered, conceived or developed work in which Intellectual Property subsists are bound by agreements with the relevant Group Company whereby all such Intellectual Property vests solely in that Group Company, and all such agreements contain terms which prevent such parties disclosing confidential information and know-how about that Group Company and its business.  No such party has or has any right to (or so far as the Sellers are aware has made any claim to) any right, title or interest in or in respect of such Intellectual Property or to any compensation or remuneration in relation to such Intellectual Property, whether under section 40 Patents Act 1977 (or equivalent legislation in the world) or otherwise.

Part 10 - Information Technology

1.	DEFINITIONS

                  In this part 10:

“COTS Software” means software the Intellectual Property in which is owned by a third party and which:

(i)	is commercially available off-the-shelf; and

(ii)	is not customised for any Group Company;

“Hardware” means computer hardware or networks;

“IT Agreements” means the agreements required to be disclosed pursuant to paragraph 2.2 of this part 10;

“IT Systems” means Hardware and Software;

“Open Source Code” means any computer code (including, without limitation, any source code components, software applications, plug-ins, scripts or libraries) distributed or made available under any licence or terms:

(i)	approved by the Open Source Initiative, or compliant with the Open Source Initiative “Open Source Definition”; or

(ii)
that require or could require as a condition of use, modification and/or distribution of such software that other software incorporated into, contained in, derived from or distributed with such software be: (A) disclosed, licensed or distributed in source code form; or (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge; or (D) be licensed under terms that permit reverse engineering;

(iii)	otherwise regarded as open source in nature,

including (without limitation) software code licensed under GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Common Public License, Eclipse Public License, Common Development and Distribution License (CDDL-1.0) Apache License, MIT and BSD License;

“Proprietary Software” means Software the Intellectual Property in which is owned by a Group Company;

“Software” means computer software;

“Software Product” means any Software product or technology distributed, supplied or otherwise made available by a Group Company to third parties in the course of its business; and

“Source Code” means, in relation to any Software, a version of that Software in the language in which it was programmed (including all programmers’ comments) together with all related manuals, documentation, working papers, diagrams, charts, data, installation scripts and other information in an accessible and readable format necessary or reasonably desirable to enable a reasonably skilled programmer to understand, modify, correct, maintain, support and replicate the software.

2.	IT SYSTEMS

2.1.	Each Group Company either:

2.1.1.	owns the IT Systems solely legally and beneficially and free from Encumbrances used by it; or

2.1.2.	is permitted to use the IT Systems under a valid and enforceable agreement or agreements to which such Group Company is a party.

2.2.
The Disclosure Letter refers to all material agreements relating to the IT Systems used by each Group Company to which a Group Company is a party (including, without limitation, licence, development, maintenance and support, services, security, disaster recovery and escrow agreements).

2.3.
There has been no breach by a Group Company (or so far as the Sellers are aware, by any counterparty) of any of the agreements referred to in paragraph 2.2, and no Group Company has received notice alleging any such breach.  No Group Company has given or received notice terminating any such agreement.

3.	ADEQUACY

3.1.
The IT Systems used by each Group Company at the Completion Date are adequate information technology systems required by such Group Company to carry on its business in the manner currently carried on and to fulfil any existing contracts, commitments, plans and proposals.

3.2.	No Group Company is provided with any IT Systems by or on behalf of, or makes use of any IT Systems owned by the Sellers.

4.	OPERATION AND MAINTENANCE

4.1.	As far as the Sellers are aware, the IT Systems used by each Group Company are in good working order and have been properly and regularly maintained.

4.2.
No Group Company has suffered a material disruption or interruption to its day to day internal business functions in the 12 months immediately preceding the Completion Date due to any failure or breakdown of the IT Systems used by it (or any part of them).

4.3.	Each Group Company maintains and keeps up-to-date:

4.3.1.	adequate physical and logical security processes and software to protect the IT Systems used by it and any data held on such systems;

4.3.2.	adequate procedures to prevent unauthorised access or the introduction of viruses or similar destructive code;

4.3.3.	adequate procedures for the taking and storing on-site and off-site of back-up copies of the Software used by it and any data held on the IT Systems; and

4.3.4.
back-up systems and disaster recovery systems and procedures sufficient to enable it to continue to function without any material disruption or interruption in the event of a failure or breakdown of any part of the IT Systems used by it or the destruction, corruption or loss of access to any of the data held thereon.

5.	SOURCE CODE

5.1.
Each Group Company has in its possession and control all Source Code relating to all Proprietary Software, and has not disclosed any such Source Code to any third party.  So far as the Sellers are aware, no event has occurred which would require the release of any such Source Code to any party under any escrow arrangement or otherwise.

5.2.
In each case where the Source Code relating to any Software (except COTS Software and Open Source Code Software) used by a Group Company is not in the possession and control of such Group Company, such Group Company is a party to valid and enforceable agreement in respect of the deposit of that Source Code in escrow.

6.	OPEN SOURCE CODE

6.1.	No Software contains and no Group Company uses, modifies, distributes, licenses or otherwise makes available any Open Source Code.

6.2.	No Group Company has an Open Source Code incorporated in, linked to, or distributed with, any Software Product or from which any part of any Software Product is derived or any associated licence.

6.3.	Intentionally omitted.

6.4.
No Group Company has at any time done anything in relation to any Software used by a Group Company which would require any Group Company or any customer of any Group Company to (i) disclose or otherwise make available such Software as Open Source Code; (ii) disclose or otherwise make available any Source Code relating to such Software; or (iii) permit reverse engineering of such Software.

6.5.
Each Group Company has complied with all its obligations in relation to all applicable Open Source Code licence terms (including, without limitation, all attribution requirements) and no Group Company has been notified of any breach.

Part 11 – Employment

1.
Section 29 of the Bundle contains complete and accurate details of the dates of commencement of employment, dates of birth, job titles and basic annual salaries of each director and individual employed by the Group Companies (the "Employees").

2.
Other than disclosed in sections 29 and 30 of the Bundle and in the Disclosure Letter, there are no individuals engaged by any Group Company under a contract personally to provide any service to that Group Company (“Workers”).

3.	Section 31 of the Bundle sets out details of the standard contracts of each Group Company which apply to the Employees.

4.
To the extent not disclosed under paragraphs 1, 2 or 3 above, sections 32 and 33 of the Disclosure Letter contains details of all terms and conditions of employment or engagement of the Employees, officers and Workers of the Group Companies.

5.
There is no agreement, scheme or policy of insurance for the payment of any allowances, lump sums or other like benefits during periods of sickness or disablement for the benefit of the Employees or Workers, save as disclosed in section 34 of the Disclosure Letter.

6.
Other than as disclosed in section 29 of the Bundle (“Summary of Employment Terms”), no Group Company is under an obligation to make any payment on redundancy in excess of the statutory redundancy payment.

7.
Other than disclosed in the Disclosure Letter there are no schemes in operation by or in relation to any Group Company under which any Employee or Worker is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of any Group Company or to any other form of bonus or commission.

8.
No Group Company operates any approved share option scheme, share incentive scheme, approved profit sharing scheme, enterprise management incentive scheme, employee share ownership plan or unapproved share scheme under which share benefits are provided, in respect of any Employee or former employee or Worker or former worker of any Group Company.  No other company provides any such scheme or plan in respect of any Employee or Worker.

9.
Save as disclosed under paragraph 1 above and section 32 of the Bundle there are no Employees or Workers who are entitled to material benefits.  No proposal or commitment has been communicated to any Employee or Worker regarding the introduction, increase or improvement of any material benefit.

10.
Save as disclosed in section 35 of the Bundle no proposal, assurance or commitment has been communicated to any Employee or Worker of any Group Company regarding any change to their terms of employment or engagement or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement.  No negotiations have commenced or are likely to take place during the period of six months starting on the Completion Date for any such matter.

11.
Save as set forth in paragraph 1 above and as disclosed in the Disclosure Letter, all subsisting contracts of service and all contracts for services with any individual to which any Group Company is a party are determinable on three months' notice or less.

12.
Save as disclosed in section 32 of the Bundle there are no terms of employment or engagement for any Employee or Worker employed or engaged by any Group Company which provide that a change in control of any Group Company (however change of control may be defined, if at all) shall entitle the Employee or Worker to treat the change of control as amounting to a breach of contract or entitling them to any payment or benefit whatsoever or entitling them to treat themselves as redundant or otherwise dismissed or released from any obligation.

13.	Other than as disclosed in the Disclosure Letter, there is no compulsory retirement age applicable to any Employee or Worker of any Group Company.

14.	No Group Company has made any loan or advance, or provided any other form of financial assistance, to any Employee or former employee or Worker or former Worker that is still outstanding.

15.
There are no agreements that are either currently in force or which have been in force within the 12 month period prior to the Completion Date for the provision of consultancy services to any Group Company or for the secondment to or from any Group Company of any person.

16.	There are no outstanding offers of employment made to any individual by any Group Company.

17.
The Disclosure Letter contains complete and accurate details of all Employees or Workers who are on secondment, maternity, paternity, adoption or other leave or absent due to ill health or for any other reason.

18.	Save as disclosed in the Disclosure Letter no Employee or Worker has given or received notice terminating his or her employment or engagement which has not yet expired.

19.
Other than the Directors, officers, managers and any employees with specific authority of the Group Companies in the ordinary course of business, as specified in section 36 of the Bundle, no person, whether in the United Kingdom or elsewhere, has formal or informal authority to negotiate or conclude the sale or purchase of goods or services on behalf of any Group Company, and no such person has any right to any indemnity or compensation whatsoever upon termination of any arrangement in connection with any Group Company.

20.
There are no current or proposed agreements between any Group Company and any trade union or other body representing the Employees nor are there any works councils or staff associations or other employee representatives in place.

21.
There is no material outstanding or threatened claim or legal proceeding or grievance against any Group Company by any Employee or any former employee or Worker or former worker of any Group Company in relation to his or her employment or engagement, and so far as the Sellers are aware there are no circumstances which might give rise to any such claim, legal proceeding or grievance.

22.
There has been no claim or legal proceeding or grievance made against any Group Company by any Employee or any former employee or Worker or former worker of any Group Company in relation to his or her employment or engagement within the 24 month period prior to the Completion Date.

23.
In relation to each Employee (and former employee) and each Worker (and former worker), so far as the Sellers are aware each Group Company has complied with all material obligations imposed on it contractually, or by articles of the Treaty of Rome, European Commission regulations and directives or by any statute, regulation or code of conduct relevant to the relations between it and any or all of its Employees and Workers or it and any recognised trade union.

24.	During the year ending on the Completion Date, no Group Company has:

24.1.	given or been required to give notice of any redundancies to the relevant Secretary of State; or

24.2.	undertaken or been required to undertake consultation with any trade union or employee representatives under Chapter II, Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992; or

24.3.
undertaken or been required to undertake consultation with any appropriate representatives under the Transfer of Undertakings (Protection of Employment) Regulations 2006 and/or the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006.

25.
As far as the Sellers are aware, no Employee or Worker is suffering from a condition which requires or might reasonably require any adjustment within the work place pursuant to section 4A Disability Discrimination Act 1995 or section 20 Equality Act 2010.

26.	Each Group Company has complied with all obligations imposed on it by the Agency Workers Regulations 2010.

27.	No Group Company is, nor has it been, an employer in relation to an occupational pension scheme.

28.	Every person employed or engaged by each Group Company has current and appropriate permission to work in the United Kingdom.

29.
No Group Company has received any notice or complaint from any employee of any Group Company in respect of Health and Safety Laws.  So far as the Sellers are aware there are no facts or circumstances likely to lead to breach of Health and Safety Laws by any Group Company. In this paragraph, "Health and Safety Laws" means all applicable statutes, statutory legislation, common law, treaties, regulations, directives, codes of practice and guidance notes concerning the health and safety of those who work for any Group Company whether as employees or otherwise, visit the Properties or are in any way affected by the business activities of any Group Company or by persons engaged in such business activities.

Part 12 – Pensions

1.	DEFINITIONS

In this part 12:

"Relevant Employee" means any employee or director or former employee or former director of any Group Company.

2.
Save as disclosed in section 37 of the Bundle, neither the Company nor any Group Company participates in any arrangement under which it has or may have any obligation (whether or not legally binding) to provide or contribute to any scheme, agreement or arrangement for the provision of any pension, lump-sum, death, incapacity, sickness, disability, accident or other like benefits (including the payment after leaving the employment of any Group Company of medical expenses) for any Relevant Employee or for the widow, widower, surviving civil partner, child or dependant of any Relevant Employee and no Group Company will enter into any such arrangement before Completion.

3.
No Group Company has a pension scheme. No promise or assurance has been given to any employee or former employee of any Group Company that his or her benefits under the Pension Scheme will be calculated by reference to a minimum amount or any level of defined benefits.

4.	All amounts which are payable by each Group Company due under any pension-related arrangement with any Employee have been fully paid when due.

5.
No claim, dispute, complaint or investigation has arisen which relates to the provision of retirement, incapacity, ill-health or death benefits in respect of any Group Companies’ current and former employees, and there is no reason why a claim, dispute, complaint or investigation could arise.

6.
No contribution notice, financial support direction or restoration order (as defined in sections 38 to 56 of the Pensions Act 2004) has been issued to any Group Company or to any party connected or associated with any Group Company and no facts exist whereby the Regulator could issue such a measure in the future.

7.
No Relevant Employee has a right to enhanced benefits on redundancy or benefits on early retirement, or to a set amount of employer contributions, as a result of their employment having previously transferred to the Company under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

Part 13 - Environmental Matters

1.	In this part 13:

"Environment" means all or any of the following media: land including (without limitation) land covered with water, the air, including (without limitation) the air within buildings and other natural or man-made structures above or below ground, and any living organisms or systems supported by those media;

"Environmental Laws" means all national or local statutes, codes or other laws or legislation concerning health and safety or matters related to pollution or protection of the environment, and all decisions, rules, regulations, ordinances, orders, notices and directives of the European Union and the United Kingdom Parliament and other official bodies having jurisdiction in respect of those matters  which:

(a)
have as a purpose or effect the protection or enhancement of the Environment and/or relate to the presence, manufacturing, processing, treatment, keeping, handling, use, possession, supply, receipt, sale, purchase, import, export or transportation of Hazardous Materials or any event, activity, condition or phenomenon which alone or in combination with others is capable of causing harm or damage to property, to human beings or to any other living organism;

(b)	relate to the release, spillage, deposit, escape, discharge, leak or emission of Hazardous Materials;

(c)	relate to the control of Waste;

(d)	relate to noise, vibration, radiation or common law or statutory nuisance or any other interference with the enjoyment or use of land;

(e)	relate to the use of land or the erection, occupation or use of buildings or other natural or man-made structures above or below ground; or

(f)	relate to human health and safety;

"Environmental Licences" means any permit, licence, authorisation, consent or other approval required by any Environmental Law for the operation of the business as carried on by any Group Company at the date of this Agreement or for the occupation or use of the Property;

"Hazardous Material" means any Substance or organism which alone or in combination with others is capable of causing harm or damage to property or to human beings or any other living organism or damaging the Environment or public health or welfare;

"Substance" means any natural or artificial matter whether in solid or liquid form or in the form of a gas or vapour and for this purpose includes electricity, heat or radioactive emissions; and

"Waste" includes any Substance to be disposed of, including any by-product, effluent or other surplus Substance arising from the application of any process, and any Substance or article which is broken, worn out, contaminated or otherwise spoiled or unwanted, irrespective of whether it is capable of being recovered or recycled or has any value.

2.
Each Group Company has obtained all Environmental Licences necessary to enable it lawfully to occupy the Property and to carry on the business presently carried on by it, and all such Environmental Licences are in full force and effect.

3.
Each Group Company has at all times operated in compliance with all Environmental Laws and there are no facts or circumstances that may lead to any breach of or liability under any Environmental Laws. A copy of the Group Company’s Environmental and Employee Safety Issues and Liabilities policy and Safety Data Sheet for SES Liquid is disclosed in section 38 of the Bundle.

4.
As far as the Sellers are aware, no Group Company has and no officer, agent, employee or other person acting on behalf of a Group Company has (during the course of their duties) done or omitted to do any act or thing which contravenes any Environmental Laws.

5.
There are no Hazardous Materials or Substances at the Properties nor have any Hazardous Materials or Substances been emitted, escaped or migrated from any of the Properties (save for small quantities of office and cleaning supplies used in the normal occupation of the Properties).

6.
No civil, criminal or administrative claim, accusation, allegation or notice of violation, demand, cause of action, abatement or other order (conditional or otherwise) has been made, brought against or served on any Group Company or any of its officers, agents or employees or other person acting on behalf of a Group Company (during the course of their duties) or any former owner or occupier of any of the Properties (in that capacity) or any other person in respect of any Environmental Laws relating to the Properties (or any properties formerly owned or occupied by any Group Company).

7.
No Group Company has deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, collected, sorted, produced, caused or consented to the presence of any Hazardous Material (whether or not on any of the Properties), and no other person has at any time deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, collected, sorted, produced, caused or consented to the presence of any Hazardous Material on any of the Properties.

8.
No Group Company has carried on or intends to carry on any process or emit any substance which is prescribed by the Secretary of State pursuant to Environmental Laws and in respect of which that Group Company did not, or does not, have a valid current authorisation under Environmental Laws.

9.
The Group Companies have adequate (in the reasonable opinion of the Sellers) employers liability and public liability insurance cover in respect of the Properties and no claims have been made under any such insurance.

10.
So far as the Sellers are aware, none of the Group Companies has any actual liability under any Environmental Laws by reason of it having owned, occupied or used any premises other than the Properties.

SCHEDULE 5

Tax

Part 1: Tax definitions and interpretation

1.	Tax definitions

In this schedule, the following words and expressions shall have the following meanings, unless the context requires otherwise:

"Buyer's Tax Group"
the Buyer and each other company or companies (other than the Company) which at any time is or has been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purposes;

"CAA"	the Capital Allowances Act 2001
"CTA 2009"	the Corporation Tax Act 2009
"CTA 2010"	the Corporation Tax Act 2010
"Event"
any act, omission, arrangement, transaction or other event whatsoever (including, without limitation, the entering into this Agreement, Completion, any person ceasing or having ceased to be a member of any group or associated with any other person for any tax purpose, ceasing to trade or carry on one or more trades, any change in the residence of any person, the winding-up or dissolution of any person, the death of any individual, the provision or supply of goods or services to the Company by any person (including the employment of any person by the Company or any person holding an office of the Company) and the provision or the supply of goods or services by the Company to any person);

"Group Relief"
any loss, allowance or other amount eligible for surrender by way of group relief in accordance with the provisions of Part 5 CTA 2010, any advance corporation tax eligible for surrender pursuant to section 240 ICTA (prior to amendment by Finance Act 1998) or any refund of Tax eligible for surrender pursuant to section 963 CTA 2010;

“ICTA”	the Income and Corporation Taxes Act 1988;
"ITEPA"	the Income Tax (Earnings and Pensions) Act 2003;
"PAYE"
the assessment, collection and recovery of income tax in respect of PAYE (Pay As You Earn) income (as defined in and pursuant to ITEPA (and previously by ICTA) and the PAYE regulations made thereunder);

"Relevant Relief"	the meaning ascribed to it in paragraph 1.1.1 of part 4;
"Relevant Returns"	the meaning ascribed to it in paragraph 6.1 of part 4;
"Relief"
any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of Tax or the computation of income, profits or gains for Tax purposes and any right to repayment of Tax and:

(a)	any reference to the "use or set-off" of a Relief shall be construed accordingly;
(b)	any reference to the "loss" of a Relief includes the absence, non-existence, reduction or cancellation of any such Relief or such Relief being wholly or partly unavailable; and
(c)	any reference to a "right to repayment of Tax" includes any right to repayment supplement or interest or other similar payment in respect of Tax;
"SSCBA"	the Social Security Contributions and Benefits Act 1992;
"Tax" or "Taxation"	all forms of taxation, duties, rates, levies, contributions, charges and imposts imposed in the United Kingdom or elsewhere including but not limited to:
(a)	amounts that are required to be withheld or deducted from payments and accounted for in respect of tax;
(b)	social security contributions (including, in the United Kingdom, national insurance contributions);
(c)	taxes on receipts, sales or value added (including, in the United Kingdom, VAT (including input VAT as defined in section 24 VATA));
(d)	taxes and levies on documents or transactions (including, in the United Kingdom, stamp duty, stamp duty reserve tax and stamp duty land tax); and
(e)	any payment to a Tax Authority by way of settlement of or in respect of any Tax Demand or Tax Liability of the Company,

and all interest, penalties, charges and fines relating to any of the above, or the failure to make any return or payment or the making of any incomplete or incorrect return or the failure to maintain records or insufficient or late payment in respect of any of the above;

"Tax Authority"
HM Revenue & Customs and any other authority, body or official (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or amounts in respect of Tax or make any decision or ruling on any matter relating to Tax and any other person who has a statutory or contractual indemnity, power or right to demand or recover amounts of, or in respect of, Tax or a Tax Liability or holds any power to raise an amount of Tax by sale, mortgage or charge over any assets of or shares in the Company for any Tax purpose;

“Tax Claim”	means a claim under the Tax Covenant or for breach of the Tax Warranties;
"Tax Demand"
includes any notice, demand, assessment, letter or other document issued (or any return or other document prepared or to be prepared by or on behalf of the Company) or other action taken by or on behalf of any person including a Tax Authority indicating that the Company or the Buyer has or may have, or will in the future have, a Tax Liability and in respect of which a Tax Claim may be made;

"Tax Liability"	the meaning ascribed to it in paragraph 2.1 of this part;
"TCGA"	the Taxation of Chargeable Gains Act 1992;
"TMA" “VAT” “VATA”	the Taxes Management Act 1970; Value Added Tax; and the Value Added Tax Act 1994.

2.	Tax interpretation

2.1.	In this schedule reference to a "Tax Liability" includes:

2.1.1.
a liability to make any actual payment or increased payment of or in respect of Tax (whether or not such liability is a primary liability and whether or not the person so liable has or may have any right of indemnity or reimbursement (statutory or otherwise) against any other person);

2.1.2.
the loss, use or set off of any Relief which has been taken into account in computing, or in obviating the need for, any provision for Tax or deferred tax in calculating the Final Completion Statement or which is reflected or used as an asset in calculating the Final Completion Statement;

2.1.3.
the use or set off of any Relief which arises in respect of an Event occurring or period ending after Completion or any Relief arising to any member of the Buyer's Tax Group where the use or set off of that Relief has the effect of reducing or eliminating any Tax Liability of the Company which would otherwise have given rise to a Tax Claim for which the Sellers would have been liable;

2.1.4.	any mortgage or charge or power to sell, mortgage or charge any of the assets of or shares in the Company resulting from or in consequence of any liability to pay inheritance tax;

2.1.5.	any liability to make a payment in respect of Tax to any person other than to another Group Company under any indemnity, covenant, guarantee or legally binding agreement;

2.1.6.
any liability to make a payment for or refund of a payment for Group Relief or for or in connection with the entering into of a joint election pursuant to the provisions of sections 171A or 179A TCGA, section 792 CTA 2009 or in connection with claims pursuant to sections 777 or 778 CTA 2009 (in each case, other than to another Group Company);

2.1.7.
any liability to make a payment or repayment in respect of VAT (including input tax as defined in section 24 VATA) to a member of a group (as defined for the purposes of section 43 VATA) of which the Company was a member prior to Completion (other than to another Group Company); and

2.1.8.
any liability to make a payment or repayment in respect of corporation tax to a member of a group of companies (other than to another Group Company) in connection with any arrangements with a Tax Authority pursuant to section 59F TMA (whereby one member of that group may discharge the liability of other members of that group to pay corporation tax), provided that:

2.1.9.	in any case falling within paragraphs 2.1.2 or 2.1.3 of this part the Tax Liability shall be treated as arising in respect of an Event which occurred on or before Completion;

2.1.10.
in any case falling within paragraphs 2.1.2 or 2.1.3 of this part, where the Relief lost, used or set off would have operated as a deduction from gross income, profits or gains, the Tax Liability shall be treated as being equal to:

2.1.10.1.	where the Relief has been lost, the amount of Tax which would have been saved but for the loss of the Relief; or

2.1.10.2.	where the Relief has been used or set off, the amount of Tax which has been saved in consequence of the use or set off;

2.1.11.	in any other case falling within paragraphs 2.1.2 or 2.1.3 of this part, the Tax Liability shall be treated as being equal to the amount of the Relief lost, used or set off;

2.1.12.
in any case falling within paragraph 2.1.4 of this part, the Tax Liability shall be treated as being equal to the greater of (i) the amount of inheritance tax which is or is liable to be paid out of the proceeds of enforcement or exercise of the mortgage, charge or power of sale together with the amount of any costs or expenses incurred in connection with such enforcement or exercise and (ii) any depletion in or reduction in value of the assets or increase of the liabilities of the Company or the Buyer (as applicable) arising as a result of such Tax Liability; and

2.1.13.	in any case falling within paragraphs 2.1.5, 2.1.6, 2.1.7 or 2.1.8 of this part, the Tax Liability shall be treated as being equal to the amount required to be paid or repaid.

2.2.	In interpreting and applying this schedule:

2.2.1.	references to a part are references to one of parts 1 to 4 of this schedule;

2.2.2.	references in this schedule to the Company are to the Company and also (unless the context requires otherwise) to each other Group Company;

2.2.3.	any reference to any Event occurring or to anything being the case includes any Event which is deemed to occur or be the case for Tax purposes or by reference to which Tax is calculated or imposed;

2.2.4.	any reference to an Event occurring on or before Completion includes a series or combination of Events one or more of which occurred on or before Completion;

2.2.5.
any reference to income, profits or gains earned, accrued or received or having arisen includes income, profits or gains deemed to be or treated as earned, accrued or received or as having arisen for any Tax purposes;

2.2.6.
any reference to any form of Tax, Relief, legislation, law or legal concept which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax, Relief, legislation, law or legal concept in any other relevant country or jurisdiction;

2.2.7.
any stamp duty which is charged or chargeable on any document (or in the case of a document which is outside the United Kingdom would be so charged or chargeable if the document was in the United Kingdom) which is necessary to incur or is incurred to:

2.2.7.1.	establish or register the title of the Company to any asset;

2.2.7.2.	prove to a Tax Authority any expenditure incurred by the Company; or

2.2.7.3.	enable the Company or the Buyer to produce the relevant document in evidence in any civil proceedings,

and any interest, fine or penalty relating to such stamp duty, will be deemed to be a liability of the Company to make an actual payment of Tax;

2.2.8.
in determining (in connection with an inheritance tax liability) whether a charge on or power to sell, mortgage or charge any of the assets of or shares in the Company exists at any time and in determining the amount of the Tax Liability arising, the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises;

2.2.9.	the provisions of section 213 Inheritance Tax Act 1984 shall not apply to any payments falling to be made pursuant to a Tax Claim;

2.2.10.	any reference to an Event occurring "in the ordinary course of the Company's business" in this schedule shall, without limitation, not include:

2.2.10.1.	any transaction or arrangement or series of transactions or arrangements which is not entered into on arm's length terms;

2.2.10.2.	any transaction or arrangement or series of transactions or arrangements which result in consideration received being treated as capital for tax purposes;

2.2.10.3.
any transaction or arrangement or series of transactions or arrangements which relate to or involve any company becoming or ceasing to be treated as a member of a group of companies or becoming or ceasing to be associated or connected with any other person for Tax purposes;

2.2.10.4.	anything which involves, or leads directly or indirectly to, the receipt by a Company of any Tax Demand in respect of any Tax Liability of, or properly attributable to, another person;

2.2.10.5.	any failure by the Company to deduct or account for Tax;

2.2.10.6.	any Event which gives rise to any fine, penalty, surcharge, interest or other imposition relating to Tax;

2.2.10.7.
anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, or the creation, cancellation or repayment of any intra-group debt;

2.2.10.8.
any transaction or arrangement or series of transactions or arrangements which include any step or steps having no commercial or business purpose other than the reduction, avoidance or deferral of a Tax Liability or which have, as their main or one of their main purposes, the obtaining of a Tax advantage or in respect of which any person may have a disclosure obligation under Part 7 Finance Act 2004  or Schedule 11A VATA and associated regulations;

2.2.10.9.	the Company becoming or ceasing to be resident in any jurisdiction for Tax purposes; or

2.2.10.10.	any Event which gives rise to a Tax Liability in respect of deemed (as opposed to actual) income, profits or gains;

2.2.11.
any reference to the last date on which a payment of Tax can be made shall be interpreted as meaning the last date on which a payment in respect of Tax can be made to the appropriate Tax Authority without incurring a liability (contingent or otherwise) to interest or a charge or penalty in respect of late payment of such Tax; and

2.2.12.
any reference to a period of time for appeal shall exclude any extension of time which may be granted by special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) or only at the discretion of a Tax Authority.

Part 2: Tax Warranties

1.	Payments of Tax

1.1	The Company:

1.1.1	has duly and punctually paid all Tax which it has become liable to pay;

1.1.2
has duly deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment and has accounted for or paid all such Tax to the relevant Tax Authority; and

1.1.3
is not, and has not at any time within the last seven years been, liable to pay any interest, penalty or surcharge in respect of any unpaid Tax or as a result of a default in respect of any Tax matter or has otherwise been subject to the operation of any penal provision under any enactment relating to Tax.

2.	Tax returns

Save as disclosed in section 13 of the Bundle all returns, computations, information, accounts and notices which are or have been required to be made or given by the Company for any Tax purposes have been made or given both within the requisite periods and on a proper basis and were when made and remain true and accurate and none of them is, or is likely to be, the subject of any enquiry, query or dispute with HM Revenue & Customs or other Tax Authority.

3.	Compliance

The Company has complied at all times with all statutory requirements, regulations, notices, orders, directions and conditions relating to all relevant Taxes, including the terms of any agreement made with HM Revenue & Customs or any other relevant Tax Authority.  The Company has obtained, maintained and preserved complete, accurate and up to date records as required for all Tax purposes.

4.	Tax records

The Company has all necessary records to calculate any Tax liability or Relief or otherwise to determine the Tax consequences that would arise on the disposal or on the realisation of each asset owned by it at the Accounts Date, or acquired since the Accounts Date but before Completion.

5.	Tax disputes

The Company is not, nor has it been at any time within the last seven years, involved in any dispute with or investigation, audit or discovery by any Tax Authority or any enquiry into any Tax Return and no such dispute, investigation, audit, discovery or enquiry is pending, planned, threatened or likely to arise.

6.	Provisions in Accounts

6.1
The provisions or reserve for Tax appearing in the Accounts are sufficient (on the basis of the rates of Tax current at the date of this Agreement) to cover all Tax for which the Company was at the Accounts Date, or may after that date become, liable to pay or account in respect of any period ended on or before the Accounts Date.

6.2
Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles including, where relevant, International Accounting Standards and no transfer from or reduction in the deferred tax account or any other reserve in respect of deferred tax has been made or will be made by the Company on or before Completion.

7.	Position since the Accounts Date

7.1	In respect of the period starting immediately after the Accounts Date, the Company has no liabilities for Tax other than:

7.1.1	corporation tax payable in respect of normal trading profits;

7.1.2
income tax payable pursuant to PAYE and national insurance contributions, in each case, payable in respect of amounts that the Company is contractually obliged to pay to its employees and directors; and

7.1.3	VAT on supplies of goods and services made by the Company in the ordinary course of its business.

7.2	No accounting period of the Company for corporation tax purposes has ended, and the Company has not made any distribution since the Accounts Date.

7.3	No liability to Tax (other than VAT) would arise if the Company were to dispose of an asset acquired since the Accounts Date for a consideration equal to that actually given for the acquisition.

8.	Secondary Liabilities

The Company is not, nor is it likely to become, liable to pay, or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding to Tax) in consequence of the failure by any other person to discharge that Tax within any specified period or otherwise including without limitation liability under sections 710, 713 and 829 CTA 2010, sections 189 and 190 TCGA, and section 795 CTA 2009, where that Tax relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or before the date of this Agreement.

9.	Obligation to deduct or withhold Tax

There are no circumstances in which there is or would be an obligation on the Company to deduct or withhold tax on repayment of any borrowings which the Company has in respect of any premium, interest or other amount comprised in those borrowings and whether there is or would be any obligation on the Company to pay an increased sum.

10.	Special Arrangements

No Tax Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of the Company, the Company has not taken any action which would or might alter, prejudice or in any way disturb any arrangement or agreement which it has negotiated with any Tax Authority nor will any transaction carried out pursuant to this Agreement have such an effect.

11.	Corporation Tax Instalments

Save as disclosed in the Disclosure Letter the Company is not liable to pay corporation tax in accordance with the provisions of the Corporation Tax (Instalment Payments) Regulations 1998.

12.	Entitlements to appeal

There are no matters relating to Tax in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an entitlement to make any appeal against an assessment to or determination affecting Tax, or to make any application for the postponement of Tax.

13.	Clearances and consents

There are no clearances and/or consents obtained by the Company from any Tax Authority

14.	Close Companies

14.1	The Company has not been treated as making a distribution within section 1064 CTA 2010 (payments, etc. to participators and associates).

14.2
No loan or advance or debt within sections 455 and 459 CTA 2010 (loans to participators etc.) or section 460 CTA 2010 (loans treated as made by controlled company) has been (or treated as having been) incurred, made or agreed to be made by the Company, and the Company has not since the Accounts Date released or written off the whole or part of the debt in respect of any such loan or advance.

15.	Inheritance Tax

The Company is not liable, and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Taxation as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise for the Company or any charge in relation to unpaid inheritance tax has arisen or could arise in respect of the assets of the Company or the Shares.

16.	Residence and presence outside the UK

The Company is, always has been and will be at Completion resident in the United Kingdom for Tax purposes.  The Company is not, never has been and will not be at Completion resident for any purpose in any other jurisdiction and does not have, has never had and will not have at Completion any branch, office, permanent establishment or other taxable presence in any other jurisdiction.

17.	Conditional and convertible shares

No shares issued before 16 April 2003 are conditional shares or convertible shares within the provisions of chapter 2 of Part 7 of ITEPA (before substitution by the Finance Act 2003 section 140 and Schedule 22).

18.	Employment related securities

In relation to all employment-related securities which have been acquired since 15 April 2003, and as set out in section 41 of the Bundle, each relevant employee has entered into an election pursuant to section 431(1) ITEPA in the form approved by HMRC within 14 days of the acquisition of the employment-related securities (by him or any other person) and in relation to all securities options, such an election is required to be entered into by the relevant employee as a condition of exercise of the option.

19.	Employer’s national insurance elections

The Company has not entered into any joint elections under paragraph 3B of Schedule 1 SSCBA to transfer liability for employer's secondary contributions to the employee.

20.	Disallowable expenditure

Other than minor sundry items of expenditure for entertainment purposes not exceeding an aggregate of ₤50,000 on an annual basis, no amount of an income nature which has been paid or is payable by the Company or which it is under an obligation entered into before Completion to pay is or will be wholly or partly disallowable as a deduction, charge on income or otherwise in computing its liability to Tax.

21.	Details of Reliefs

There are no Reliefs available for carry forward for Tax purposes by the Company and so far as the Sellers are aware, there is no reason why such Reliefs might cease to be available or might become restricted.

22.	Withdrawal of Reliefs

No Relief has been claimed by or given to the Company, or taken into account in determining the provision for Tax in the Accounts, which could be withdrawn, postponed or restricted as a result of any act, omission, or circumstance arising or occurring at any time after Completion and all such claims which have been taken into account in the provision for Tax have been made.

23.	Capital Allowances

All capital expenditure incurred or to be incurred by the Company prior to Completion has qualified and continues to qualify for eligible capital allowances and full disclosure has been made in the Disclosure Letter of all allowances made to the Company and the book value of each of the assets of the Company in or adopted for the purposes of the Accounts does not exceed the written down value of such asset for the purposes of the CAA or where the assets form a pool for the purposes of the CAA does not exceed the pool of qualifying expenditure

24.	Chargeable gains

The expenditure allowable as a deduction for the purposes of the computation of any chargeable gain or allowable loss attributable to any asset of the Company for the purposes of corporation tax on chargeable gains is (ignoring indexation) not less than the value of that asset as shown in the Accounts.

25.	Rollover/Hold-over relief

There are no rolled-over or held-over gains within sections 152 or 165 TCGA.

26.	Degrouping charges

Neither the signing of this Agreement nor the sale of the Shares to the Buyer nor any other event since the Accounts Date will result in any profit or gain being deemed to accrue to the Company for Tax purposes, whether pursuant to section 179 TCGA, section 780 CTA 2009 (Degrouping) or otherwise and the Company does not own any asset in respect of which any such liability may arise in the future.

27.	Groups

The Company is a member of a group of companies for any Tax purposes, including for the purposes of section 170 TCGA (groups of companies), Part 5 CTA 2010 (Group Relief) and section 43 VATA (VAT).

28.	Group relief

The Company has not made any election or claim or given any consents under or entered into any agreements or arrangements relating to Part 5 CTA 2010 (group relief) or section 963 CTA 2010 (surrender of tax refunds within group) respectively.

29.	Transfer pricing

Save as disclosed in the Disclosure Letter, no transactions or arrangements involving the Company have taken place or are in existence to which the provisions of Part 4 TIOPA 2010 (Transfer Pricing) or equivalent legislation or legal principles in any other jurisdiction have been or could be applied.  The Company is not nor has it been involved in any correspondence, enquiry or dispute in any jurisdiction concerning the adjustment of profits of associated enterprises for taxation purposes.

30.	Loan Relationships

All interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter 2 Part 5 CTA 2009 (Loan Relationships) are capable of being brought into account by the Company as a debit for the purposes of that Chapter and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

31.	Stamp Duty

All documents in the possession of the Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.  The Company does not own any interest in UK land or buildings which is evidenced by an uncompleted contract.

32.	Stamp Taxes – groups

The Company has not made any claim for relief or exemption under section 42 Finance Act 1930, section 76 Finance Act 1986, section 151 Finance Act 1995 or Schedule 7 Finance Act 2003 in respect of any interest in UK land or buildings which was transferred or granted to it at any time within the last six years.

33.	Tax avoidance

The Company has not entered into any transaction or series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance or reduction of a Taxation liability or for which there was no commercial purpose.

34.	Intangible fixed assets

No debits or credits would arise for the Company under Part 8 CTA 2009 (intangible fixed assets) if any intangible fixed asset of the Company was disposed of for a consideration equal to the book value shown in or adopted for the purpose of the Accounts.

35.	VAT

35.1
The Company is a taxable person registered for the purposes of VAT and its registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs or any other relevant Tax Authority and the Company has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

35.2	The Company:

35.2.1	has not agreed any special method of attributing, accounting or otherwise in relation to VAT with HM Revenue & Customs;

35.2.2	does not own any capital items which are subject to Part XV of the Value Added Tax (General) Regulations 1995; and

35.2.3
does not own any land or buildings (including any interest in or right over any land or buildings) in respect of which it or a relevant associate (within the meaning of paragraph 3 of Schedule 10 to VATA) (land and buildings) of it has exercised an option to tax pursuant to paragraph 2 Schedule 10 VATA.

Part 3: Tax Covenant

1.	Covenant to pay

1.1.
Subject as provided in this schedule, the Principal Founders covenant jointly and severally and MJB covenants jointly with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company arising directly or indirectly in consequence of any of the following:

1.1.1.	any Event which occurred on or before Completion; or

1.1.2.	any income, profits or gains which were earned, accrued or received or which arose on or before Completion; or

1.1.3.	a failure to discharge Tax by any company (other than another Group Company):

1.1.3.1.
which has at any time (whether before or after Completion) been a member of a group (as defined for any relevant Tax purposes) of which the Company has at any time prior to Completion been a member; or

1.1.3.2.
which is or has at any time (whether before or after Completion) been under the control of the Sellers or any person or persons that directly or indirectly controlled the Company prior to Completion; or

1.1.3.3.	with which the Company has otherwise been connected or associated at any time prior to Completion; or

1.1.4.
any person other than the Company, the Buyer or any person who controls, or is controlled by, the Buyer ("control" having the meaning ascribed to it in section 1124 CTA 2010) making a payment after Completion (otherwise than where directed to do so by, or with the express written agreement of, the Buyer or (after Completion) the Company following disclosure by the Sellers of all material facts) to any person to the extent that, and in circumstances where, such payment constitutes remuneration for acts undertaken for, or services rendered to, the Company by any current or former officer or employee of the Company during any period ending on or before Completion or between Completion and the Deferred Payment Date;

1.1.5.
the operation of any of the provisions of chapters 2 to 5 (inclusive) of Part 7 of ITEPA (both before and after amendment pursuant to Finance Act 2003) in respect of any securities option, securities or interest in securities (each as defined therein) granted or acquired on or before Completion or any securities or interest in securities acquired after Completion pursuant to a securities option granted or acquired on or before Completion; or

1.1.6.	the failure or delay by any person to reimburse any amount in respect of income tax arising in connection with the circumstances described in paragraph 1.1.5 of this part; and

1.1.7.
the operation of any of the provisions of chapter 9 (managed service companies) of Part 2 of ITEPA in respect of the provision (directly or indirectly) of the services of any individual before Completion by the Company or by any other person.

1.2.
Without prejudice to the provisions of paragraph 1.1 of this part and subject as provided in this schedule, the Principal Founders covenant jointly and severally, and MJB covenants jointly with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company or the Buyer where such Tax Liability relates to an amount of inheritance tax (save that any such Tax Liability of the Buyer must arise in connection with the shares in the Company) where the transfer of value (or deemed transfer of value) to which the inheritance tax liability relates occurred (or was deemed to occur) on or prior to Completion (whether or not such liability arises from the death of any person or the failure by any person to pay inheritance tax after Completion or otherwise).

1.3.
Without prejudice to the provisions of paragraph 1.1 of this part and subject as provided in this schedule, the Principal Founders covenant jointly and severally and MJB covenants jointly with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company or the Buyer arising directly or indirectly in consequence of:

1.3.1.	any of the consideration for the sale of the Shares being subject to income tax (accountable via PAYE) or national insurance contributions; or

1.3.2.	the failure or delay by any person to reimburse any amount in respect of income tax arising in connection with the circumstances described in 1.3.1 of this part.

1.4.
Without prejudice to the provisions of paragraphs 1.1 to 1.3 of this part and subject as provided in this schedule, the Principal Founders covenant jointly and severally and MJB covenants jointly with the Buyer to pay to the Buyer an amount equal to all costs and expenses reasonably and properly incurred or payable by the Buyer or the Company in connection with or in consequence of any Tax Liability, Tax Claim or Tax Demand.

2.	General

Any payment made by the Sellers to the Buyer pursuant to this schedule shall, so far as possible, be a reduction in or refund of the consideration payable or paid by the Buyer to the Sellers pursuant to this Agreement to the extent permissible by law.

Part 4: Miscellaneous: including exclusions and limitations, conduct of claims and payments

1.	Corresponding benefit

1.1.	Where:

1.1.1.	a Tax Liability of the Company has been discharged and has resulted in a Relief for the Company which would not otherwise have arisen (a "Relevant Relief"); and

1.1.2.	the Sellers have made a payment to the Buyer in respect of such Tax Liability pursuant to a Tax Claim,

the provisions of paragraph 1.2 of this part shall apply.

1.2.	Where this paragraph 1.2 applies, then five Business Days after the later of:

1.2.1.	the Company utilising the Relevant Relief; and

1.2.2.	the auditors for the time being of the Company certifying (at the request and cost of the Sellers) the existence and quantum of the Relevant Relief,

an amount equivalent to the lesser of:

1.2.3.
the amount of Tax which the Company would have been liable to pay but for the utilisation of the Relevant Relief (less an amount equal to any costs and expenses reasonably incurred by the Buyer or the Company in obtaining the Relevant Relief); and

1.2.4.
the amount paid by the Sellers in respect of the Tax Liability giving rise to the Relevant Relief save to the extent that such amount constituted a reimbursement of the costs and expenses reasonably and properly incurred by the Buyer or the Company in obtaining the payment from the Sellers, shall first be set off against any payment then due from the Sellers pursuant to a Tax Claim and secondly, to the extent that there is an excess, be refunded save to the extent that any amount paid by the Sellers in respect of the Tax Liability in question has previously been refunded under any provision of this Agreement.

1.3.
For the purposes of paragraph 1 of this part, the Company shall be regarded as utilising a Relevant Relief on the last date upon which the Company would have been obliged to make an actual payment of Tax (which it would otherwise have had to have paid but for the Relevant Relief) or, in the case of a Relevant Relief consisting of a right to repayment of Tax, the date on which the Company receives cleared funds in respect of such repayment.

1.4.
Nothing in paragraph 1 of this part shall oblige the Company to utilise a Relevant Relief in priority to any other Relief then available to it or to maximise the amount of any Relevant Relief and the Company shall for the purposes of this paragraph be deemed to use all other Reliefs then available to it, as permitted by law, as though the Relevant Relief did not exist and in priority to the Relevant Relief in determining when the Relevant Relief is utilised but, subject to the above, the Company shall use its reasonable endeavours to utilise and maximise the Relevant Relief.

2.	Third party recovery

2.1.	If the Sellers have paid an amount to the Buyer in full discharge of a liability which has arisen in respect of a Tax Liability pursuant to a Tax Claim and the Company or the Buyer has:

2.1.1.
received a payment or obtained a reimbursement, refund, credit or set-off from any person (other than the Buyer, the Company or an officer or employee of either of them) in respect of the Tax Liability; or

2.1.2.
(whether by operation of law, contract or otherwise) a right of reimbursement or refund against any other person or persons (other than the Buyer, the Company or an officer or employee of either of them) in respect of the Tax Liability, the Buyer shall:

2.1.3.	notify the Sellers as soon as reasonably practicable; and

2.1.4.
in the case of a right of reimbursement or refund, if so requested in writing by the Sellers and if the Sellers indemnify and secure the Buyer to the Buyer's reasonable satisfaction against all reasonable and proper costs and expenses and any Tax Liability or additional Tax Liability of the Buyer or the Company arising (or which may arise) as a result of any action taken pursuant to this paragraph 2 of this part, procure that the Company shall take reasonable steps to enforce the right, keeping the Sellers reasonably informed of any progress.

2.2.
Where paragraph 2.1 of this part applies and the Buyer or the Company has received or receives an amount from a third party in respect of the Tax Liability in question an amount equal to the lesser of:

2.2.1.
the amount paid by the Sellers pursuant to the Tax Claim in respect of the Tax Liability in question save to the extent that such amount constitutes a reimbursement of the costs or expenses reasonably and properly incurred by the Buyer or the Company in obtaining such amount from the Sellers; and

2.2.2.	the amount received by the Buyer or the Company from the third party less:

any costs and expenses reasonably and properly incurred by the Buyer or Company in obtaining such amount from such third party (save to the extent that such costs and expenses have previously been paid to the Buyer pursuant to paragraph 2.1.4 above); and

any Tax which the Company or the Buyer has paid or reasonably anticipates will be payable in respect of such receipt (or any Tax which it is reasonably anticipated would have been payable in respect thereof but for the availability of a Relief), shall first be, set off against any payment then due from the Seller pursuant to a Tax Claim; second, to the extent that there is an excess, refunded to the Seller (save to the extent that any amount paid by the Seller has previously been refunded under any provision of this Agreement) up to the amount of such excess; and third, to the extent that such excess is not exhausted, by being refunded to the Seller, carried forward and set off against any payment becoming due from the Seller pursuant to a Tax Claim.

3.	Grossing-up of payments

3.1.	Any amount payable by the Sellers to the Buyer pursuant to a Tax Claim shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by any applicable law.

3.2.
If any deduction or withholding is required by law to be made from any amount payable pursuant to a Tax Claim, the Sellers shall be obliged to pay to the Buyer such increased amount as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

3.3.
In the event that any amount paid to the Buyer pursuant to a Tax Claim is or will be chargeable to Tax, the Sellers shall be obliged to pay such increased amount as will, after payment of the Tax, leave the Buyer with the same amount that would otherwise have been payable if Tax had not been so chargeable and for these purposes an amount shall be regarded as chargeable to Tax in circumstances where it would have been so chargeable but for the use or set off of a Relief available to the Buyer.

4.	Due date for payment

4.1.	Where the Sellers become liable to make any payment pursuant to a Tax Claim, the due date for the making of the payment shall be:

4.1.1.
where the payment relates to a liability of the Company to make an actual payment of Tax, the later of three Business Days prior to the last date on which that payment of Tax can be made and five Business Days after service of a notice of the Tax Demand on the Sellers;

4.1.2.
where the payment relates to the loss of a right to repayment of Tax, the later of the date on which the repayment would otherwise have become due and five Business Days after service of notice of the Tax Demand on the Sellers;

4.1.3.
where the payment relates to the loss of a Relief (other than a right to repayment of Tax), the later of three Business Days before a payment of Tax is due from the Company which would not have been due had that Relief not been lost and five Business Days after service of notice of the Tax Demand on the Sellers;

4.1.4.
where the payment relates to the use or set off of a Relief, the later of three Business Days prior to the last date on which the Company would have been liable to make a payment of Tax but for such use or set off and five Business Days after service of notice of the Tax Demand on the Sellers; and

4.1.5.	in any other case, the date falling five Business Days after the date of service by the Buyer of a written notice on the Sellers demanding payment.

4.2.
If any payment required to be made by the Sellers pursuant to a Tax Claim is not made by the due date then interest shall be payable on the amount outstanding on a daily basis compounded quarterly from the due date until the date when payment is actually made at the rate of 3 per cent. above the base rate from time to time of the Company's principal bankers from time to time (or in the absence of such rate at such similar rate as the Buyer shall reasonably select).

5.	Conduct of Tax Demands

5.1.
If any Tax Demand is received by or comes to the notice of the Buyer or the Company the Buyer shall, as soon as reasonably practicable, give or procure to be given to the Sellers written notice of the Tax Demand.  If any Tax Demand is received by or comes to the notice of the Sellers, the Sellers shall, as soon as reasonably practicable, give the Buyer notice of the Tax Demand.

5.2.
Subject to paragraph 5.3, if so requested in writing by the Sellers and if the Sellers indemnify and secure the Buyer to the Buyer's reasonable satisfaction, against the relevant Tax Liability, any additional Tax Liability (including, without limitation, any Tax which has to be paid before a Tax Demand can be appealed) and all reasonable costs and expenses which the Buyer or the Company may incur as a result of any action taken pursuant to paragraph 5 of this part, the Sellers shall be entitled to direct that the Buyer take, or procure that the Company shall take, such action and give such information and assistance in connection with the Company's Tax affairs as the Sellers may reasonably and promptly request to dispute, resist, appeal or compromise the Tax Liability provided that:

5.2.1.
Subject to the consent of the Buyer (such consent not to be unreasonably withheld or delayed), the Sellers shall be entitled to conduct such action as the Sellers or any agent or professional of the Sellers reasonably require and the Buyer shall procure that the Company delegates the conduct of such action to the Sellers;

5.2.2.
the Buyer shall not be required to make or procure that the Company make a formal appeal to any tribunal, court, appellate body or judicial authority unless the Sellers, at their own expense and after disclosure of all relevant information and documents, obtain and deliver to the Buyer an opinion from appropriate counsel, who has been approved for the purpose by the Buyer (such approval not to be unreasonably withheld or delayed) and who has specialised in relevant Tax matters for a minimum of ten years, that the appeal will, on the balance of probabilities, be successful;

5.2.3.
the Sellers shall keep the Buyer informed as to all material developments of such action and provide the Buyer with copies of all material correspondence with any Tax Authority relating to the relevant Tax Liability;

5.2.4.
the Buyer shall not be required to make or procure that the Company makes any settlement or compromise of the relevant Tax Liability or takes any action which is likely to adversely affect any future Tax Liability or the business or goodwill of the Company or any company in the Buyer's Tax Group; and

5.2.5.
no material written communication pertaining to the Tax Demand shall be sent to the relevant Tax Authority without the prior written approval of the Sellers (such approval not to be unreasonably withheld or delayed).

5.3.
The Buyer or the Company shall not, without the consent of the Sellers (such consent not to be unreasonably withheld or delayed), be entitled to admit, compromise, settle, discharge or otherwise deal with a Tax Demand on such terms as it thinks fit (without prejudice to any right or remedy under this schedule or this Agreement), except where:

5.3.1.
the Sellers had provided the indemnity and security referred to in paragraph 5.2 by the earlier of the following dates:

the date being fifteen Business Days after the date on which notice of the Tax Demand was given pursuant to paragraph 5.1 of this part; and

the date being five Business Days prior to the last date on which an appeal may be made against the Tax Liability to which the Tax Demand relates provided that the Sellers have had notice of the Tax Demand;

5.3.2.	if written notice is served on the Company or the Buyer by the Sellers (or any of them) to the effect that they consider that the Tax Demand should no longer be resisted;

5.3.3.
if within the period of ten Business Days following the service of a written notice by the Buyer on the Sellers requiring the Sellers to clarify or explain the terms of any request made under paragraph 5.2, no reasonably satisfactory written clarification or explanation is received by the Buyer within that period;

5.3.4.
upon the expiry of any period prescribed by applicable legislation for the making of an appeal against either the Tax Demand in question or the decision of any court or tribunal in respect of any such Tax Demand, as the case may be; or

5.3.5.
if a Tax Authority alleges that while the Company was under the control of the Sellers there was any act or failure to act by the Company or the Sellers in connection with the Tax Liability which constitutes fraud; or

5.3.6.
if any action or other step is taken or legal proceedings are started to put any of the Sellers into bankruptcy or appoint an interim receiver pursuant to section 286 Insolvency Act 1986 or to enter into arrangements with their creditors pursuant to part VIII Insolvency Act 1986.

6.	Filing of Tax returns

6.1.
The Buyer (or its duly authorised agents) shall, at the Seller’s expense, prepare the Company's corporation tax returns for accounting periods ended on or prior to the Completion Date ("Relevant Returns") to the extent they have not been prepared before Completion, and the Sellers shall provide the Buyer with such assistance as is reasonable and necessary for the Relevant Returns to be prepared and for the Buyer to deal with all such matters and correspondence.  The Buyer shall submit the Relevant Returns in draft form to the Sellers or their duly authorised agents for comment.

6.2.
The Buyer (or its duly authorised agents) shall and shall procure that the Company shall, at the Sellers’ expense, deal with all matters and correspondence relating to the Relevant Returns provided that no material communication (written or otherwise) shall be sent or made to a Tax Authority without first having been approved by the Sellers (such approval not to be unreasonably withheld or delayed).

6.3.
If, in the course of the preparation of or dealing with any matter relating to the Relevant Returns, the Buyer becomes aware that a Tax Liability may arise or have arisen which may give rise to a Tax Claim, the Buyer shall notify the Sellers of that Tax Liability and from that time, the provisions of paragraph 5 (and not paragraph 6) of this part shall apply in relation to all further matters relating to that Tax Liability.

7.	Exclusions and limitations

7.1.
The Sellers shall not be liable in respect of any Tax Claim unless written notice of such claim is given to the Sellers on or before the seventh anniversary of the Completion Date provided that this time limit shall not apply in any case involving any dishonest, negligent or fraudulent conduct by or on behalf of the Sellers or any company which has at any time been a member of the same group (as defined for any Tax purpose) as the Company.

7.2.	The Sellers shall not be liable in respect of any Tax Claim in respect of any Tax Liability to the extent that:

7.2.1.	specific provision or reserve for such Tax Liability (excluding any provision or reserve for deferred taxation) is made in the calculation of the Final Completion Statement; or

7.2.2.	it arises or is increased as a result of any increase in the rates of Tax announced and coming into force with retrospective effect after the date of Completion; or

7.2.3.	it would not have arisen but for a transaction entered into or other voluntary act on the part of the Buyer after Completion which:

      is neither (a) in the ordinary course of the Company's business, (b) pursuant to a legally binding obligation entered into before Completion nor (c) at the written request of the Sellers;

      could reasonably have been avoided; and

      the Buyer was aware would give rise to the Tax Liability.

7.3.	If it arises or is increased solely as a result of any Group Company no longer being taxed as a small company following Completion.

SCHEDULE 6

Deferred Payment

Part 1 – Deferred Payment

1.	DEFINITIONS

 In this schedule 6:

“Accounting Firm” has the meaning given in section 2.4 of this part 1;

“Buyer’s Statement” has the meaning given in section 2.2 of this part 1;

“Deferred Payment” means:

•	if the Target Score is Eighty (80) Points – US$2.25 million;

•
if the Target Score is between Eighty One (81) Points and Ninety Nine (99) Points – the sum of (i) US$2.25 million and (ii) US$112,500 for every Point in excess of Eighty (80) Points (on a linear scale);

•	if the Target Score is One Hundred (100) Points – US$4.5 million;

•
if the Target Score is between One Hundred and One (101) Points and One Hundred and Nineteen (119) Points – the sum of (i) US$4.5 million and (ii) US$50,000 for every Point in excess of One Hundred (100) Points (on a linear scale); and

•	if the Target Score is One Hundred and Twenty (120) Points or more – US$5.5 million;

provided, however, that:

•
if the Review Period was extended by the Sellers beyond 30 September 2016 at the Sellers’ request, the Deferred Payment shall not exceed in any case US$4.5 million regardless if the Target Score exceeds One Hundred (100) Points;

•
if the ability of the Sellers to accomplish the UK Market Business Plan during the Review Period is significantly inhibited as a result of an Intervening Event, the Deferred Payment shall equal US$4.5 million regardless if the Target Score is less than One Hundred (100) Points; and

•
if less than two of the Sellers are employed by the Buyer at the end of the Review Period (other than in circumstances that would constitute an Intervening Event), the Deferred Payment shall equal US$0 regardless of the actual Target Score.

“Dispute Notice” has the meaning given in section 2.3 of this part 1;

“Intervening Event” means the occurrence of one or more of the following events during the Review Period: (i) the closing by Buyer of all activities of the Group Companies in the United Kingdom and/or (ii) the determination by Buyer not to establish a playout origination center in the United Kingdom and/or (iii) the employment of two or more of the Sellers by JCA is terminated by the Board of Directors of JCA during the Review Period other than for a reason that permits JCA to terminate the employment of the Sellers without notice and liability as set forth in Section 14 of the Employment Agreements;

“Points” has the meaning given in the UK Market Business Plan;

“Review Period” means the period commencing the Completion Date 2013 and ending 30 September 2016; provided, however, that the Sellers may extend the Review Period for an additional three month period if the Target Score is less than One Hundred (100) Points on 30 September 2016;

“Target Score” means the aggregate number of Points achieved during the Review Period; and

“UK Market Business Plan” means the “RRsat Business Plan for the UK Market Combined with JCA Business” included in part 2 of this schedule 6, it being understood that for purposes of the UK Market Business Plan, all business generated by the Buyer and/or its subsidiaries during the Review Period, which is secured as a direct result from the Sellers’ active involvement, shall be taken into account in calculating the Target Score.

2.	DEFERRED PAYMENT

2.1.
In the event the Target Score equals or exceeds Eighty (80) Points, Buyer shall pay the Sellers, no later than 60 days after the last day of the Review Period, an amount equal to the Deferred Payment (subject to any deductions in accordance with section 4.5 of the Agreement and subject the terms of this paragraph 2), which payment shall be satisfied in cash and apportioned between the Sellers in accordance with each Seller’s Pro Rata Share.

2.2.
Within 30 days after the last day of the Review Period, Buyer shall deliver to the Sellers a statement setting forth in reasonable detail Buyer’s calculation of the Deferred Payment and the Target Score in accordance with the UK Market Business Plan (the “Buyer’s Statement”).

2.3.
Buyer’s Statement will be final, conclusive and binding on the parties unless the Sellers provide a written notice (a “Dispute Notice”) to Buyer no later than the 15th calendar day after the delivery to the Sellers of the Buyer’s Statement.  Any Dispute Notice must set forth in reasonable detail (i) any item in Buyer’s Statement which the Sellers believe has not been prepared in accordance with the UK Market Business Plan and the Agreement and the correct amount of such item and (ii) the Sellers alternative calculation of the Deferred Payment and the Target Score in accordance with the UK Market Business Plan.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on the 15th calendar day after the delivery to the Sellers of the Buyer’s Statement.

2.4.
The Buyer and the Sellers will attempt to promptly resolve the matters raised in any Dispute Notice in good faith.  Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to section 2.3 of this part 1, either Buyer or the Sellers may provide written notice to the other that it elects to submit the disputed items to the Accounting Firm. The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with the UK Market Business Plan and the Agreement.  In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm provide for a calculation of the Target Score that is less than the calculations thereof shown in the Buyer’s Statement or greater than the Sellers’ alternative calculation thereof shown in the Dispute Notice. The fees and expenses of the Accounting Firm shall be borne by either the Sellers or Buyer, such that the party that did not prevail on the matters resolved by the Accounting Firm will be the one bearing such fees and expenses. Each of the Sellers and the Buyer agrees to use his/its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

3.	BUYER’S POST-COMPLETION AGREEMENT

3.1.
The Buyer will and will procure that the Buyer’s Group will (and after Completion the Group Companies), provide all reasonable assistance to the Sellers to enable them to fully execute the agreed UK Market Business Plan.

Part 2 – UK Market Business Plan

SCHEDULE 7

Forms of Employment Agreements

SCHEDULE 8
Limitation on Warranties

1.           Interpretation

The definitions and rules of interpretation in this Schedule apply to this Schedule and the Agreement:

“Claim” A claim for breach of any of the Warranties, or claim under the Tax Covenant or a breach of any of the Indemnities in the Agreement.

“Substantiated Claim” A Claim in respect of which liability is admitted by the party against whom such claim is brought or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication or the parties are debarred by passage of time or otherwise for making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

2.           Cap on liability

The aggregate liability of the Sellers for all Claims for breach of Warranty shall not exceed an amount equal to the Purchase Price; provided that nothing in this schedule 8 or the Agreement shall limit the liability of the Sellers (i) in respect of fraud, dishonesty, negligence or wilful deceit, (ii) in the case of any Claims relating to or concerning Taxation or the Tax Covenant or any Tax Warranty or any Warranty contained in part 1 and part 2 (paragraphs 2.1 through 2.5 only) of schedule 4, or (iii) in the case of any Claim for Indemnity.

3.            De Minimis Limits

The Sellers shall not be liable for any Claim for breach of Warranty unless (i) the liability with respect to a single or connected Substantiated Claims exceeds £25,000 and (ii) the aggregated liability in respect of all Warranty Claims is in excess of £50,000, in which case the whole amount (and not just the amount by which the limit in this clause 3 is exceeded) is recoverable by the Buyer and any other Indemnified Person; provided that such limitation shall not apply (i) in respect of fraud, dishonesty, negligence or wilful deceit, (ii) in the case of any Claims relating to or concerning Taxation or the Tax Covenant or any Tax Warranty or any Warranty contained in part 1 and part 2 (paragraphs 2.1 through 2.5 only), or (iii) in the case of any Claim for Indemnity.

4.            Time limits

4.1.
Save for in the case of fraud, dishonesty, negligence or wilful deceit, no claims shall be made against any of the Sellers for breach of Warranty or for Indemnity pursuant to clause 13.1.1 unless notice in writing summarising the nature of the relevant claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer or any other Indemnified Person to the Sellers:

(a)
in the case of any claims relating to or concerning Taxation or the Tax Covenant or any Tax Warranty or any Warranty contained in part 1 and part 2 (paragraphs 2.1 through 2.5 only) of schedule 4, on or before the 7th anniversary of Completion; or

(b)	in any other case, on or before the third anniversary of Completion.

4.2           Any Claim notified in accordance with paragraph 4.1 shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn six months after the date on which notice of the relevant Claim was given unless legal proceeding in respect of the Claim have been validly issued and serves on the Sellers, provided that this paragraph 4.2 shall not apply in the case of Claim upon a third party claim.

4.3           The Sellers shall have no liability in respect of a Claim if and to the extent that such Claim is based upon a contingent liability unless and until such liability becomes an actual liability.

5.             Buyer's knowledge

The Buyer shall not be entitled to make a Claim if and to the extent that the facts, matters, events or circumstances giving rise to the Claim, are expressly disclosed in the Disclosure Letter; provided, however, that nothing herein or in the Disclosure Letter or in the Bundle shall limit the right to Indemnity pursuant to clause 13 or to a Claim with respect to the Tax Covenant.

6.             Insurance

If in respect of any matter that would otherwise give rise to a Warranty Claim and/or Tax Claim any Group Company is entitled after Completion to claim under any insurance policy of that Group Company subsisting at Completion, the Buyer may not make the Warranty Claim and/or Tax Claim unless and until it has caused the relevant Group Company to make a claim on that insurance policy and has used reasonable endeavours to pursue such claim and such claim has been settled or rejected by such insurer (to exclude for the avoidance of doubt suing any such insurers in the event that they refuse to honour the claim); provided that until such insurance claim is resolved the time limits pursuant to paragraph 4 of this schedule shall be deemed suspended. Any amounts recovered from such insurers shall be dealt with in accordance with the provisions of paragraph 7 of this schedule.

7.             Recovery from third parties

In the event that the Buyer, the Company or any of the Subsidiaries recovers from a third party an amount which relates to any matter or circumstance giving rise to a Claim, then to the extent the Buyer would at common law be required to take account of the recovery in claiming damages in respect of the Claim:

(a)
the liability of the Sellers in respect of the related Claim shall be reduced by the amount actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer, the Company or the relevant Subsidiary in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim; and

(b)
if the Sellers make a payment to the Buyer in respect of a Claim  and the Buyer, the Company or any of the Subsidiaries subsequently recovers from a third party a sum which is referable to that Claim, the Buyer shall promptly repay to the Sellers the lower of:

(i)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer, the Company or the relevant Subsidiary in recovering that sum); and

(ii)    the amount paid to the Buyer by the Seller[s] in respect of the relevant Claim.

If any amount is repaid to the Sellers in accordance with paragraph 7(b), the amount so repaid shall be deemed to have never been paid by the Sellers to the Buyer.

8.            Retrospective legislation

The Sellers shall not be liable in respect of any Claim to the extent that the liability pursuant to such Claim would not have arisen but for, or is increased, as a result of any change in legislation which comes into force after the Completion Date.

9.            Voluntary acts

The Sellers shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or the Sellers' liability pursuant to such Claim is increased as a result of:

(a)           any voluntary act, omission, transaction or arrangement of the Buyer, the Company or any of the Subsidiaries (or their respective directors, employees or agents) after Completion except where such act, transaction, omission or arrangement was:

(i)	carried out or effected pursuant to a legally binding obligation entered into on or before the Completion Date; or

(ii)	in the ordinary course of business of the Company or the Subsidiaries as carried on at Completion; or

(b)           any voluntary act, omission, transaction or arrangement carried out at the request, or with the written consent of the Buyer before Completion; or

(c)           any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or any of the Subsidiaries (other than a change made in order to comply with UK GAAP).

The Sellers shall not be liable in respect of any Claim to the extent that the liability pursuant to such Claim comprises penalties, charges or interest arising directly or indirectly from any act, omission, transaction or arrangement of the Buyer, the Company or any of the Subsidiaries after Completion.

10.           Conduct of third party claims

10.1         The provisions of this paragraph 10 shall apply in the event that any Claim is made or threatened by any third party against the Buyer, the Company or any Subsidiary, which may give rise to a Claim (“Third Party Claim”).

10.2         In the event of a Third Party Claim, the Buyer shall:

(a)           as soon as reasonably practicable, give written notice of the Third Party Claim to the Sellers, specifying in sufficient detail for the Sellers to fully understand the nature of the Third Party Claim; and

(b)           keep the Sellers reasonably informed of the progress of, and all material developments in relation to, the Third Party Claim and provide the Sellers with copies of all material information and correspondence relating to such claim; provided that (i) the Buyer may require the Sellers to enter into confidentiality undertakings in favour of the Buyer in such form and substance as the Buyer may reasonably specify as a condition to the Buyer complying with the provision of this paragraph and (ii) the Sellers shall not be entitled to any documents or any information which would otherwise be subject to legal professional privilege;

(c)           give (and procure that each member of the Buyer's Group shall give) the Sellers or their professional advisers access at reasonable times (and on reasonable prior notice) to such information accounts, documents or records within its control with respect to such Third Party Claim, for the purposes of enabling the Sellers and  their advisers to assess the Third Party Claim, and enabling the Sellers to exercise their rights under this paragraph 10.2 and paragraph 10.3; provided that (i) the Buyer may require the Sellers to enter into confidentiality undertakings in favour of the Buyer in such form and substance as the Buyer may reasonably specify as a condition to the Buyer complying with the provision of this paragraph and (ii) the Sellers shall not be entitled to any documents or any information which would otherwise be subject to legal professional privilege.

10.3           Subject to the Sellers indemnifying and securing the Buyer in accordance with paragraph 10.4, and save where (i) the Buyer reasonably believes in good faith that the goodwill, reputation or business of the Buyer, Buyer's Group, or the Company or any of the Subsidiaries shall be adversely prejudiced thereby, or (ii) such action would prejudice any insurance cover where any Claim could be settled by insurance, or (iii) such action would conflict with the Buyer’s duties under any law or regulatory requirement, the Buyer shall:

(a)           take (and shall procure that each member of the Company Group shall take) such action as the Sellers may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend the Third Party Claim and to appeal against any judgment given in respect of it;

(b)           not (and shall procure that no other member of the Buyer's Group shall) agree any compromise or settlement, or make any admission of liability or payment in relation to a Third Party Claim without the prior consultation with the Sellers; and

(c)           promptly when requested by the Sellers in writing, delegate the control of any legal proceedings in respect of the Third Party Claim to the Sellers; provided the Buyer may not undertake such delegation if (i) the Buyer reasonably believes in good faith that the goodwill, reputation or business of the Buyer, Buyer's Group, or the Company or any of the Subsidiaries shall be adversely prejudiced by such delegation, (ii) such delegation would prejudice any insurance cover, or (iii) such delegation would conflict with the Buyer’s duties under any law or regulatory requirement. The purpose of delegation as aforesaid shall be met if the Buyer shall retain such firm of solicitors as is selected by the Sellers (and agreed to by the Buyer, whose consent shall not be unreasonably withheld or delayed) to proceed on behalf of the Buyer, the Company or the relevant Subsidiary (as the case may be) in relation to the Proceedings in accordance with the instructions of the Sellers and the Buyer shall give such information and assistance as the Sellers or the appointed solicitors may reasonably require in connection with the conduct of the Proceedings.

10.4           The Sellers shall indemnify and secure the Buyer within 15 Business Days of any demand by the Buyer (accompanied by proof of the incurrence of the amount) to its reasonable satisfaction in respect of all costs, charges and expenses that are reasonably and properly incurred by the Buyer (or any other member of the Buyer's Group) as a consequence of any actions taken at the request of the Sellers in accordance with paragraph 10.2 or paragraph 10.3. The obligations of the Buyer under  paragraph 10.2 or paragraph 10.3 shall automatically cease if at any time the Sellers fail to pay any amount dues under this paragraph 10.4 within 15 Business Days of receipt of a written reminder from the Buyer informing the Sellers that it has failed to pay an amount due under this paragraph 10.4, and demanding such payment be made.

10.5           The Sellers shall have no liability in respect of a Claim to the extent that the liability pursuant to the relevant Claim arises or is increased as a result of the failure by the Buyer (or any other member of the Buyer's Group) to act in accordance with any reasonable request or direction given by the Sellers in accordance with paragraph 10.3

11.           No double recovery

Neither the Buyer nor any member of the Buyer's Group shall be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same shortfall, damage or deficiency, which gives rise to more than one Claim.

12.           Duty to mitigate

Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Buyer of any common law duty to mitigate any loss or damage in the event of any breach of the Warranties by any of the Sellers.

 SCHEDULE 9
Form of Completion Statement
Both in respect of the Sellers Completion Statement
and the Final Completion Statement as defined in clause 7.1 of the Agreement

The Completion Statement shall specify the Cash Balance.

The “Cash Balance” shall equal (A) the cash at the Group Companies bank accounts (on a consolidated basis) as of 31 August 2013, less (B) the Defined Liabilities, less (C) the Excess Cash, and less (D) the Initial Working Capital Escrow Sum.

“Defined Liabilities” means the sum of the Outstanding Defined Liabilities and the Paid Defined Liabilities.

“Outstanding Defined Liabilities” means the aggregate of the following liabilities of the Group Companies (on a consolidated basis) as of 31 August 2013:

•	the capital lease obligations of the Group Companies;
•	the corporation tax for 2014 through Completion; and
•	VAT obligations for August 2013.

“Paid Defined Liabilities” means the aggregate of the following liabilities of the Group Companies (on a consolidated basis) as of 31 August 2013, which were paid by the Company after 31 August 2013 and prior to Completion:

•	the corporation tax for 2013; and
•	VAT obligations through 31 July 2013.

“Excess Cash” means UK£300,000 plus (i) the Company’s Working Capital as of 31 August 2013 (if less than zero), or less (ii) the Company’s Working Capital as of 31 August 2013 (if greater than zero).

“Working Capital” means the following items: (i) the sum of accounts receivable, other debtors and inventory, minus (ii) the sum of accounts payables, other creditors and the Baby TV debt estimated at £41,900, in each case of the Company on a consolidated basis as of 31 August 2013, calculated consistent with and in the same manner as of the Accounts.

For illustration purposes only, please see table below.

	31.8.13	31.3.13
	Estimate
	£	£
Cash at bank (A)	1,789,441	1,108,973
Paid Defined liabilities (liabilities paid by the Company after 31.8.2013 and prior to Completion)
Corporation tax liability - y/e 31.3.13	393,985.55	393,579
VAT (for the period through 31 July 2013)	149,645.84	0
Total Paid Defined Liabilities (B)	543,631.39	393,579

Outstanding Defined Liabilities
(to be kept in a segregated account)

Capital lease obligations	360,000	380,457

Corporation tax liability - p/e 31.8.13 *	100,000	0

VAT (for August 2013)	50,000	0

Total Outstanding Defined Liabilities (C)	510,000	380,457

Working Capital Calculation

Accounts receivable	800,000	1,088,790

Baby TV debt	(41,900)	(41,900)

Other debtors	0	89,854

Inventory	25,000	31,785

Accounts payable	(250,000)	(243,936)

Other creditors	(400,000)	(337,347)

Working Capital Requirement (D)	133,100	587,246

A - B – C + D	868,909.61	922,183

Cash to be kept in the Company at completion	(300,000)	(300,000)

Initial Working Capital Escrow Sum (to be held in Working Capital Escrow Account)	(200,000)	(200,000)

Cash Balance	£368,909.61	£422,183

*  For the purposes of the calculation of the Corporation Tax liability for the period ended 31 August 2013 tax relief available by virtue of the exercise of options awarded to Matthew Bowman at completion should be treated as if exercised as at the 31 August 2013.

SCHEDULE 10

Escrow Instruction Letter

Mr S P Harri
Lyndales
Lynton House
7-12 Tavistock Square
London WC1H 9LT

……… 2013

Dear Sirs

Escrow Instruction Letter

We refer to the Share Purchase Agreement (“the Agreement”) for the sale and purchase of the entire issued share capital of TVP Group Limited dated 3 September 2013, and made between RRsat Global Communications Network Limited (the Buyer) and Nicholas Paul Pannaman, Simon Paul Kay and Matthew James Bowman (together the Sellers). References in this letter to any terms and definitions shall have the same meaning as those defined in the Agreement.

This letter is the Escrow Instruction Letter referred to in the Agreement.

The Buyer, by signing this letter acknowledges and accepts that the conditions required to satisfy the Initial Option Tax Escrow Release Date have been met.

We also confirm that the appropriate tax with respect to the MJB Option (as defined in the Agreement) has been calculated and agreed between the Buyer and the Sellers and is remitted hereunder by CHAPS payment to TVP Group Ltd. for payment to the HMRC; and that you can accept this letter as our irrevocable instructions to immediately remit by CHAPS payments the following sums:

£UK…………………. to TVP Group Ltd. at the following bank account(s)

Bank name:
Bank Address:
Account number:
Account name:

£UK …………………. to the Sellers at the following bank account(s)

Bank name:
Bank Address:
Account number:
Account name:

We confirm that these instructions are irrevocable and that this letter constitutes the Escrow Instruction Letter referred to in the Agreement and is in compliance with its terms.

Subject to you complying with this letter and the Agreement we jointly undertake to keep your firm fully and effectively indemnified against any and all costs expenses and liabilities incurred by you arising from or connected with your appointment as escrow agents or any actions taken pursuant to this letter except for liabilities incurred by either of you resulting from your willful misconduct or gross negligence.

Yours faithfully

Signed for and on behalf of the Buyer

Signed for and on behalf of the Sellers

Executed as a Deed                                                     )
by RRsat Global Communications                          )
Network Ltd.                                                                )
acting by                                                                       )

/s/Avi Cohen  /s/ Shmulik Koren
Chief Executive Officer/Chief Financial Officer                )
in the presence of:                                                                )
/s/ Avi Cohen  /s/ Shmulik Koren
Chief Executive Officer/Chief Financial Officer
Signature of witness:
Name:
Address:
Occupation:

Executed as a Deed by                                               )
by Nicholas Paul Pannaman                                    )      /s/  Nicholas Paul Pannaman
in the presence of:                                                      )
Signature of witness:
Name:
Address:
Occupation:

Executed as a Deed by                                               )
by Simon Paul Kay                                                    )    /s/  Simon Paul Kay
in the presence of:                                                      )
Signature of witness:
Name:
Address:
Occupation:

Executed as a Deed by                                                )
by Matthew James Bowman                                      )       /s/ Matthew James Bowman
in the presence of:                                                        )
Signature of witness:
Name:
Address:
Occupation:
Executed as a Deed                                                   )
by Lyndales LLP                                                      )
acting by                                                                     )

/s/ Lyndales LLP
The Director                                                                )
in the presence of:                                                      )
  /s/ Lyndales LLP
  Director
Signature of witness:
Name:
Address:
Occupation: